MARKED
                                                                     FOR CHANGES


     As filed with the Securities and Exchange Commission on April 22, 2002


                           Registration No. 333-72252
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             CAN-CAL RESOURCES LTD.
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

            Nevada                           1000                88-0336988
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary standard industrial (I.R.S. Employer incorporation or organization) classification code number) Identification No.)

        8221 Cretan Blue Lane, Las Vegas, Nevada 89128; Tel. 702.243.1849
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number
                    of issuer's principal executive offices)

                     Ronald D. Sloan, 8221 Cretan Blue Lane
                     Las Vegas, NV 89128; Tel. 702.243.1849
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number of agent for service)

                     Copies to:     Stephen E. Rounds, Esq.
                                    The Law Office of Stephen E. Rounds
                                    4635 East 18th Ave., Denver, CO 80220
                                    Tel:  303.377.6997; Fax: 303.377.0231
                                 ---------------
Approximate date of commencement and end of proposed sale to the public: From time to time after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                     Proposed
                                                 Proposed             Maximum
                             Amount of            Maximum            Aggregate          Amount
Title of Each Class         Securities           Offering          Dollar Price           of
of Securities            to be Registered        Price Per       of Securities to    Registration
to be Registered          in the Offering       Security(1)        be Registered         Fee(5)
----------------         ----------------       -----------      ----------------   -----------------


Common Stock                4,000,000(2)          $0.85           $ 3,400,000.00     $   850.00
                            Shares

Common Stock                643,059(3)            $0.875          $   562,676.63     $   140.74
                            Shares

Common Stock                400,000(4)            $0.875          $   375,000.00     $    93.75
                                                  and $1.00 (4)

Common Stock                77,888(5)             $0.875          $    68,152.00     $    17.23

Total No. Securities
to be Registered            5,120,947             n/a             $ 4,920,828.63     $ 1,101.66

(1) Under rule 457(f), registration fee calculations are estimated based on the market value of the registrant's common stock (average of the bid and asked prices as of October 19, 2001) which is within 5 business days prior to the initial filing of this statement. The valuation of securities registered is for future sale by the registrant under the Investment Agreement (equity line financing) is based on 93% of the average bid and ask price (shares are to be sold by the registrant at a 7% discount from market price); see
     (2) below. The fee for registration for resale of securities already issued is 100% of the average bid and ask prices at October 19, 2001 (see (3) below).

(2) These securities are registered for original issue by the registrant under the Investment Agreement (equity line financing), at 93% of average market prices, and for resale by the investors who so purchase.

(3) These securities now are issued and outstanding, and are registered for resale. The additional fee of $7.74 for the additional 37,000 shares being registered with this amendment is based on the $239.00 per $1 million value of shares filing fee now in effect, but using the October 19, 2001 market prices.

(4) Of these securities, we have agreed to issue 200,000 shares and these shares are registered for resale; the fee is based on the $0.875 average bid and ask price on October 19, 2001, for aggregate value of $175,000 for fee purposes. An additional 200,000 shares are registered for issuance upon exercise of options; the fee is based on the $1.00 exercise price for these options.

(5) These securities now are issued and outstanding, and are registered for resale. The additional fee of $5.23 for the additional 25,000 shares being registered with this amendment is based on the $239.00 per $1 million value of shares filing fee now in effect, but using the October 19, 2001 market prices.

DELAYING AMENDMENT UNDER RULE 473(A): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

The information in this prospectus is subject to completion or amendment. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                             CAN-CAL RESOURCES LTD.
                        5,120,947 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale of up to 5,120,947 shares of common stock ($0.001 par value) by the persons identified in this prospectus who are shareholders, including two entities that may buy more shares, and another entity holding options to buy shares of common stock:

- 4,000,000 shares which may be bought from us, by Dutchess Private Equities Fund, L.P. and DRH Investment Company, LLC, who are providers of the equity line of credit established under the Investment Agreement with us. Dutchess Fund and DRH are statutory underwriters under section 2(a)(11) of the Securities Act of 1933. See "Financing Transactions - Investment Agreement" on page 9, "Selling Shareholders" on page 36, and "Plan of Distribution" on page 38. We will not, however, receive any proceeds from sale of these shares by Dutchess Fund and DRH after purchase from us.

- 643,059 shares already issued as fees to Dutchess Fund, Dutchess Advisors, Ltd. (the advisor to Dutchess Fund), three individuals who are associated with May Davis Group, Inc. (Owen May, Hunter Signer and Michael Jacobs) and to the attorney for Dutchess Fund and DRH. We will not receive any proceeds from sale of these shares. Dutchess Advisors, Ltd. and persons associated with May Davis Group, Inc. who are selling shareholders are statutory underwriters under section 2(a)(11) of the Securities Act of 1933. The attorney for Dutchess Fund is not a statutory underwriter.

- 200,000 shares which we have agreed to issue as fees to National Financial Communications Corp., and another 200,000 shares which may be purchased by NFC on exercise of options to purchase 200,000 shares which has been granted to NFC. NFC is not a statutory underwriter.

-    77,888 shares already sold to three cash investors.

     Our common stock is traded ("CCRE.OB") on the Over-the-Counter Bulletin Board ("OTCBB"). The closing bid price was $0.30 on April 2, 2002.

     AN INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND SUBJECT TO HIGH RISK OF LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS APRIL ____, 2002.

                                TABLE OF CONTENTS
                                                                        PAGE NO.

Forward Looking Statements ...................................................5
Where You Can Find More Information...........................................5
Summary Information and Risk Factors..........................................6
Financing Transactions........................................................8
Risk Factors ................................................................11

    We are an exploration stage company,
    have no reserves, have never made a profit, and
    may never become profitable..............................................12

    As an exploration company, we are subject to the risks of
    the minerals business....................................................12

    Management lacks technical training and
    experience with exploring for,
    starting and operating a mine ...........................................12

    Our technical staff lacks experience in
    evaluating mining, process
    and mineral economics of mineral properties..............................12

    We have not systematically drilled and
    sampled the Pisgah property
    to confirm the presence of any
    concentrations of precious metals  ......................................12

    Some of our Pisgah property assay results may be unreliable..............12

    The volcanic cinder sampling program has not been
    managed by independent parties...........................................12

    We have not conclusively proved the presence of
    precious metals in the Pisgah property...................................13

    Our test results have been publicly questioned by a
    well-established publication in the mining industry......................13

    The "care and custody" program for
    sampling the Pisgah property does not
    meet the industry standard for "chain of
    custody" programs, which are intended to
    insure the integrity of samples..........................................13

    Testing to date has focused on assaying
    materials for precious metals content,
    not how to process materials for production..............................13

    The Pisgah pilot plant's limited results
    will not guarantee profitability ........................................13

    Exploring volcanic cinder properties
    presents unique risks not encountered
    in other geologic settings ..............................................13

    Our limited test results on the Pisgah
    property to date have not been consistent
    and positive results may not be
    validated by production operations.......................................14

    We have a history in 2001 of late
    payments on debt, and we could lose
    the Pisgah property if debt secured
    by it is not paid or restructured in 2002 ...............................14

    We may not be successful in
    raising the capital necessary to
    build and operate the pilot plant........................................14

    Terms of  subsequent financings may
    adversely impact your investment.........................................14

    Selling stock to Dutchess
    Fund and DRH may substantially
    dilute the interests of the other stockholders...........................15

    Selling stock to Dutchess Fund and DRH could reduce
    our market price and encourage short sales...............................15

    Market Overhang..........................................................15

    Because the company's common shares are "penny
    stock" certain rules may impede the development
    of increased trading activity and could affect
    the liquidity for stockholders...........................................15

Market for Common Stock and Related Stockholder Matters......................16
Use of Proceeds..............................................................16
Management's Discussion and Analysis of
    Financial Condition and Results of Operations............................18
Business.....................................................................20
    Corporate Background.....................................................20
    Business Activities......................................................21
    Properties...............................................................23
Management...................................................................31
    Directors and Officers...................................................31
    Executive Compensation...................................................32
Security Ownership of Certain Beneficial Owners and Management...............33
Certain Relationships and Related Transactions...............................34
Selling Shareholders.........................................................36
Plan of Distribution.........................................................38
Description of Securities....................................................40
Disclosure of Commission Position on
  Indemnification for Securities Act Liabilities.............................41
Legal Proceedings............................................................42
Legal Matters................................................................42
Experts......................................................................42
Index to Financial Statements................................................43

                       REPRESENTATIONS ABOUT THIS OFFERING

     We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

                     WHERE TO FIND MORE INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in Part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Department of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates. You can contact the Commission's Public Reference Department at (800) SEC-0330. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the Commission's internet website (http://www.sec.gov).

     Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the Commission's internet website (http://www.sec.gov) at the EDGAR location. Also, we will provide copies of these documents and any exhibits to them, without charge to prospective investors upon request addressed to Can-Cal Resources Ltd., 8221 Cretan Blue Lane, Las Vegas, Nevada 89128, attention Ronald D. Sloan, President.

                           FORWARD LOOKING STATEMENTS

     Except for historical and current information, all the information in this prospectus are considered to be "forward looking" statements. Specifically, all statements (other than statements of historical and current information) regarding financial and business strategy and the performance objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to them. These statements involve known risks such as lack of capital to put our properties into production, disappointing recoveries of precious metals from our properties once we put them into production, higher than expected production costs, declining market prices for precious metals, and delays or increased costs to obtain production or mining permits.

     When we use the words "anticipate," "believe," "estimate," "expect," "may," "will," "should," "continue," "intend" and similar words or phrases, we are identifying forward-looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus). These statements reflect our current views with respect to future events. However, the merit or validity of current views is subject to the realization in fact of assumptions we have made. What we now think will happen may turn out much different, and therefore our assumptions may prove to have been inaccurate or incomplete.

     The investment risks discussed under "Risk Factors" specifically address all of the material factors that may influence future operating results and financial performance. The investment risks are not "boiler plate;" they are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate carefully before making an investment decision.

                      SUMMARY INFORMATION AND RISK FACTORS

     The following summarizes the information found elsewhere in this prospectus. This summary is qualified by the more detailed information in this prospectus.

THE COMPANY

     The company is an exploration stage company. Since 1996, we have examined various mineral properties prospective for precious metals and minerals, and have acquired those we believe may contain precious metals and minerals. Our properties are located in California and Arizona. We have not established that any of the properties contain reserves (a reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination). Further exploration will be needed before a final determination can be made whether any property is economically and legally feasible. Therefore, we presently have no reserves.

     We have analyzed materials from the Owl Canyon and Pisgah properties, both in California, to determine if precious metals are present. Assuming capital can be raised through the equity line financing with Dutchess Fund and DRH, and precious metals are proven to exist at the Pisgah property, we will build a small scale pilot plant on a location within approximately one hour driving time from Pisgah Hill and begin processing material from the Pisgah property for precious metals (primarily gold, platinum and palladium). If the pilot plant is shown to consistently extract precious metals from the materials, the company will retain an independent consultant to determine if there are reserves of precious metals in the property. The reserve study would be based on comprehensive drilling and sampling of the property according to a grid system using industry standards.

     Along with the reserve study work, we will have prepared an independent feasibility study. This report will analyze the best extraction methods to use in a full scale production plant, capital and operating costs, and if such a plant can be built and operated profitably.

     We will continue to hold the Owl Canyon and other properties and resume testing and evaluation of the Owl Canyon, and in the future initiate testing and evaluation of the other properties. Presently no dates have been set to initiate such testing and evaluation.

     Prospective investors should note carefully that the company is an exploration stage company. Even though the testing program on the Pisgah property volcanic cinders indicate that precious metals may exist, we cannot assure you that an economically viable mineral deposit exists on the Pisgah property or on any of our other properties. Further exploration will be needed before a final determination can be made whether any property is economically viable.

     Executive offices are located at 8221 Cretan Blue Lane, Las Vegas, Nevada 89128 (tel. 702.243.1849; fax 702.243.1869).

THE OFFERING

     Securities Outstanding            10,714,415 shares of common stock, $0.001
                                       par value, including shares we have
                                       agreed to issue to National Financial
                                       Communications Corp. (see "Financing
                                       Transactions - Public Relations
                                       Agreement").

     Securities To Be Outstanding      14,914,415 shares of common stock to be
                                       outstanding if Dutchess Fund and DRH
                                       purchase a total of 4,000,000 shares, and National Financial Communications Corp.
                                       exercises its option to purchase 200,000 shares which we have agreed to issue (see
                                       "Financing Transactions - Public
                                       Relations Agreement"). Under the terms of the Investment Agreement, in March or April 2002 we will increase our authorized common stock up to 75,000,000 shares to be in position to sell more stock under the Investment Agreement, up to the $8,000,000 maximum amount, see
                                       "Financing Transactions - Investment
                                       Agreement." This prospectus will be
                                       amended from time to time to disclose how many shares are sold under the Investment
                                       Agreement, and when our authorized common stock is increased. This increase will have to be approved by our shareholders.

     Securities Offered                5,120,947 shares of common stock:

                                       4,000,000 shares by Dutchess Private
                                       Equities Fund L.P. and DRH Investment
                                       Company, LLC in equal amounts by each, as purchased from time to time after date of this prospectus and then resold by Dutchess Fund and DRH from time to time after date of this prospectus.

                                       606,059 shares, which have already been
                                       issued for services in October 2001

                                       o   75,757 shares to Dutchess Fund. See
                                           "Financing Transactions - Investment
                                           Agreement."

                                       o   303,030 shares to May Davis Group,
                                           Inc. See "Financing Transactions -
                                           Investment Agreement."

                                       o   227,272 shares to Dutchess Advisors,
                                           Ltd. See "Financing Transactions -
                                           Investment Agreement."

                                       37,000 shares, which have already been
                                       issued to Joseph B. LaRocco, attorney for Dutchess Fund and DRH. See "Financing Transactions - Investment Agreement."

                                       200,000 shares, which we have agreed to
                                       issue to National Financial
                                       Communications Corp. for public relations services to be provided after date of this prospectus, plus 200,000 shares underlying options, which we have agreed to grant to NFC in connection with services to be provided after date of this prospectus, which shares underlying the options granted to NFC may be issued if NFC exercises the options. See "Financing Transactions - Public Relations Agreement."

                                       77,888 shares issued to three private
                                       investors in August and September 2001.

     Use of Proceeds                   Build an initial small scale pilot plant
                                       to process mineralized materials for
                                       precious metals, at a cost of
                                       approximately $63,506 (equipment $24,659, supplies $11,591, operating labor cost
                                       $20,000, and $7,250 for general expense
                                       and working capital reserve). If results from this pilot plant warrant, we will have a reserve report and feasibility study prepared by independent parties
                                       (approximate cost $200,000). If supported by the report and study, we will build a production plant (at a cost of approximately $1,821,000 (building construction $750,000, motorized and production equipment $471,000, and
                                       $600,000 for operating start up costs and working capital)). See "Use of Proceeds."
                                       The company will realize proceeds from
                                       this offering only from sale of shares to Dutchess Fund and DRH under the Investment Agreement, and from exercise of options held by NFC. See "Financing
                                       Transactions - Investment Agreement" and
                                       - "Public Relations Agreement").

     Plan of Distribution              The offering is made by the selling
                                       shareholders named in this prospectus, to the extent they sell their shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

     Risk Factors                      The company is an exploration stage
                                       company without established reserves or
                                       production facilities. An investment is
                                       subject to risk. See "Risk Factors."

                             FINANCING TRANSACTIONS

     On October 4, 2001 we signed an Investment Agreement with Dutchess Private Equities Fund, L.P. and DRH Investment Company, LLC to sell up to $8,000,000 in shares of common stock to Dutchess Fund and DRH, in equal amounts. We also issued shares of common stock to Dutchess Fund and May Davis Group, Inc., and to Dutchess Advisors, Ltd. (advisor to Dutchess Fund), and to the attorney for Dutchess Fund and DRH, for fees in connection with the Investment Agreement. Terms of these transactions are described below. Reference is made to the complete text of the Investment Agreement, which has been filed as an exhibit to the registration statement which includes this prospectus.

     INVESTMENT AGREEMENT. We have signed an Investment Agreement with Dutchess Private Equities Fund L.P. ("Dutchess Fund", a Delaware limited partnership), and DRH Investment Company, LLC ("DRH"), who have committed to buy from us up to a total of $8,000,000 in shares of common stock, when and as requested by us, until the third anniversary of this prospectus, 50% by Dutchess Fund and 50% by DRH.

     Our ability to sell stock to Dutchess Fund and DRH will depend on market price and trading volume for our stock. See the risk factor captioned "We may not be successful in raising the capital necessary to build and operate the pilot plant and the production plant." If market prices as of prospectus date continue at the January 2002 levels (less than $0.50 bid) or decline, we will need more authorized capital than the current 15,000,000 shares of common stock to take full advantage of the Investment Agreement (assuming trading volume is sufficient, see below). The Investment Agreement allows us to increase authorized capital for this purpose, and we intend to ask our shareholders to approve an increase to 75,000,000 shares of common stock in March or April 2002. The shareholders will have to approve the increase.

     Dutchess Fund, and DRH, separately, cannot be required to purchase stock from the company which, when added to stock of the company which either of them owns beneficially, exceeds 4.99% of the issued and outstanding stock of the company on the date of our "put" (see below).

     In addition to the foregoing overall limit which applies to Dutchess Fund and DRH, the amount of stock we can require Dutchess Fund and DRH to purchase at any time is limited:

     O There must be 13 stock market trading days between any two of our "puts" (requests for purchase delivered to Dutchess Fund and DRH), although one or more closings of sale of part of the shares may occur every five trading days within the 13 trading days (the closing date for each put is 13 trading days after put notice). We will deposit stock certificates with First Union National Bank, Morristown, New Jersey (the "escrow agent"), and Dutchess Fund and DRH will deposit funds with the escrow agent sufficient to buy our stock.

     O We shall be entitled to request that dollar amount of stock that is equal to 175% of the average daily volume of our common stock over the 40 trading days prior to our put notice multiplied by the purchase price (93% of the lowest closing bid price during that 40 days), but never more than $1 million. This is how the maximum "put amount" is determined under the Investment Agreement. The actual number of shares we issue for each put delivered to Dutchess Fund and DRH will have a total or aggregate purchase price equal to the lesser of (1) the put amount, and (2) 15% of the aggregate trading volume in the 10 trading days, multiplied by the average of the lowest closing bid prices during the first five and the last five trading days, respectively, in the 10 trading day pricing period.

     Closing of each sale of stock to Dutchess Fund and DRH will be subject only to standard closing conditions (for examples, that this prospectus is current, that we are not insolvent, and that we continue to be listed for trading on the Over-the-Counter Bulletin Board). Subject only to meeting the standard closing conditions, Dutchess Fund and DRH must purchase the stock. We will receive net sale proceeds (see below) not later than the thirteenth trading day after the date of our put notice.

     The issuance of shares of common stock to Dutchess Fund and DRH under the Investment Agreement will be exempt from registration with the Securities and Exchange Commission under section 5 of the 1933 Act, pursuant to section 4(2) of the 1933 Act; the resale of such shares by Dutchess Fund and DRH is registered with the Securities and Exchange Commission under section 5 by this registration statement. We have agreed not to file any other registration statements for the public sale of our securities for 90 days from the effective date of this registration statement, with certain limited exceptions. We have also agreed to use our best efforts to have our officers, directors and any other persons affiliated with the company refrain from selling shares during each 10 trading day pricing period.

     The Investment Agreement contains mutual indemnities against loss, costs and expenses arising out of misrepresentations, breach of warranties and covenants, or other actions or inactions by us or by Dutchess Fund and DRH. Insofar as such indemnification might be sought for loss, costs and expenses arising from violations of the 1933 Act, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and therefore is not enforceable.

     Pursuant to the Investment Agreement, each time we sell stock to Dutchess Fund and DRH, we will pay May Davis Group, Inc., a securities broker-dealer and member of the National Association of Securities Dealers, Inc. cash in the amount of 3.5% of the funds purchased in each transaction by Dutchess Fund and DRH. See "Selling Shareholders" below. An additional 3.5% of the funds purchased in each such transaction will be paid to Dutchess Advisors, see "- Compensation" below.

     REGISTRATION RIGHTS AGREEMENT. We have agreed to file with the Securities and Exchange Commission, see to effectiveness with that agency, and keep current the registration statement (of which this prospectus is part) for resale of the shares sold to Dutchess Fund and DRH under the Investment Agreement, for so long as Dutchess Fund or DRH hold any shares so purchased. The number of shares available under the initial registration statement is insufficient to cover all the stock which may be issued to Dutchess Fund and DRH at current market prices and volumes. Therefore, we will use our best efforts to have our shareholders approve an increase in authorized common stock (up to 75,000,000 shares) and cause an amendment or new registration statement containing additional shares (an additional 16,000,000 shares) to be filed with the Commission and declared effective by it. If our shareholders do not approve the increase in authorized shares, and if the market price of our stock does not increase to approximately $2.00, we will not be able to realize the full potential funding of $8,000,000 which is available under the Investment Agreement, because we would not have enough shares to sell. Failure to obtain an increase in authorized common stock will not result in termination of the Investment Agreement.

     Our agreements as to registration rights are only with Dutchess Fund and DRH, Dutchess Advisors and the attorney for Dutchess Fund and DRH.

     COMPENSATION. We will sell shares to Dutchess Fund and DRH at a 7% discount from the market price (see above). We will pay Dutchess Advisors, Ltd., an affiliate and advisor of Dutchess Fund, an amount of cash equal to 3.5% of the dollar amount of shares we sell to Dutchess Fund and DRH, when each put is closed (see above). In addition, we have issued 227,272 shares of common stock to Dutchess Advisors, Ltd. (for its advisory services to Dutchess), and have issued an additional 75,757 shares to Dutchess Fund, as fees to induce Dutchess Fund to enter into the Investment Agreement. The shares issued to Dutchess Advisors were required to be so issued by Dutchess Fund. We will pay May Davis Group, Inc. an amount of cash equal to 3.5% of the dollar amount of shares we sell to Dutchess Fund and DRH when each put is closed (see above). We also issued 303,030 shares to May Davis Group, Inc., a securities broker-dealer firm, as a placement fee for the execution of the Investment Agreement. In March 2002, May Davis transferred the 303,030 shares to Owen May (151,515 shares), Hunter Singer (111,515 shares), and Michael Jacobs (40,000 shares). Thereafter, Mr. May transferred his 151,515 shares to Blue Mountain Investments, LLC, a Delaware LLC owned by Mr. May and a member of his immediate family. Mr. May has investment and voting control over Blue Mountain. Mr. May, Mr. Jacobs and Mr. Singer are registered stock brokers employed by May Davis, and such individuals are statutory underwriters for this offering. Mr. Singer also is a principal of DRH.

     All of the foregoing shares were issued based on the value (agreed to by the company and the parties pursuant to the Investment Agreement) of such fees in the amounts of $50,000 by Dutchess Fund, $200,000 by May Davis Group, Inc., and $150,000 by Dutchess Advisors (total $400,000), divided by the $0.66 closing bid price of the company's stock when the Investment Agreement was signed (October 4, 2001).

     An additional 37,000 shares were issued to Joseph B. LaRocco, for services valued at $12,500 ($0.33 per share) provided by him as attorney for Dutchess Fund and DRH in connection with the Investment Agreement. The value of his services was determined by his clients Dutchess Fund and DRH, and agreed to within the Investment Agreement signed by the company. The per share price for his services was negotiated and agreed to between Mr. LaRocco and the company, as the company did not have the funds to pay Mr. LaRocco in cash. The $0.33 per share price represents a discount of 50% from the market price at October 4, 2001 ($0.66).

     All of these shares (643,059 total) were issued as restricted securities under section 4(2) of the 1933 Act, and are registered for resale by this prospectus and the registration statement of which this prospectus is a part.

     PUBLIC RELATIONS AGREEMENT. As of September 15, 2001 the company signed an agreement with National Financial Communications Corp., based in Needham, Massachusetts, for NFC to provide public relations and communications services to the company for a period of 12 months. NFC's objective is to increase awareness of the company among potential investors through traditional mail channels and media interviews with officers of the company. The cost of NFC's services is $5,000 per month if paid in cash ($6,000 per month if paid in stock), plus reimbursement of third party expenses. The term of the agreement is 12 months, but can be terminated by either party on 10 days notice after December 15, 2001. The agreement is automatically extended for three months if not terminated by the company prior to end of the 12 month term.

     On March 22, 2002, the consulting agreement was amended (effective September 15, 2001) wherein the agreement was suspended from October 31, 2002 through March 25, 2002. We have paid the first month's service with NFC with $5,000 cash, and have agreed to issue 200,000 shares of stock for services and expenses under the agreement. We will issue 40,000 shares to NFC for services for the months of April and May 2002, and thereafter 20,000 shares monthly according to the amended agreement.

     We have agreed to issue stock valued at $0.875 per share (the bid price as of October 19, 2001), for a total value of $175,000 for the 200,000 shares. These shares will be issued as restricted securities under section 4(2) of the 1933 Act, and are registered for resale by this prospectus and the registration statement of which this prospectus is a part.

     Also, we have agreed to issue options to NFC to purchase 200,000 shares of common stock at an exercise price of $1.00 per share. The options will be exercisable when delivered and will expire September 15, 2004. Shares issued on exercise of the options will be restricted securities under section 4(2) of the 1933 Act; resale of such shares is covered by this prospectus and the registration statement of which this prospectus is a part.

                                  RISK FACTORS

     An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus before investing.

RISK FACTORS INVOLVING THE COMPANY

     WE ARE AN EXPLORATION STAGE COMPANY, HAVE NO RESERVES, HAVE NEVER MADE A PROFIT, AND MAY NEVER BECOME PROFITABLE. For the year ended December 31, 2001, the company recorded a net loss of $704,500 from continuing operations, and had an accumulated stockholders' deficit of $3,971,900 at that date. The company is a mining company in the exploration stage. If we can raise the capital we will build a pilot plant to further evaluate extraction methods for the Pisgah property, and have prepared an independent reserve report and an independent feasibility study upon which to base the decision to build a production plant. See the next risk factor.

     AS AN EXPLORATION COMPANY, WE ARE SUBJECT TO THE RISKS OF THE MINERALS BUSINESS. The exploration for minerals is highly speculative and involves risks different from and in some instances greater than risks encountered by companies in other industries. Most exploration programs do not result in the discovery of mineralization which is economic to mine. Most exploration programs never recover the funds invested in them. Without extensive technical and economic feasibility studies, no one can know if any property can be mined at a profit. Even with promising reserve reports and feasibility studies, profits are not assured.

     MANAGEMENT LACKS TECHNICAL TRAINING AND EXPERIENCE WITH EXPLORING FOR, STARTING AND OPERATING A MINE. Our directors and officers don't have technical training in geophysical sciences, metallurgy, or mineral exploration management, nor do they have any direct prior experience in these areas or in the minerals exploration business generally. Without these kinds of training or experience, our management may not be fully aware of many of the specific requirements related to working in the mining industry. Their decisions and choices for the company may not take into account standard engineering or managerial approaches which mineral exploration companies routinely use. The company's operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

     OUR TECHNICAL STAFF LACKS EXPERIENCE IN EVALUATING MINING, PROCESS AND MINERAL ECONOMICS OF MINERAL PROPERTIES. To date, we have relied in large part on individuals with technical training and experience as assayers or exploration geochemists, but uniformly they don't have significant training or experience in conducting evaluation and economic feasibility studies of the mining and processing of mineral deposits. Therefore, we have not had the ability to adequately evaluate our progress. Past assertions that we may have been nearing the point of commencing production are unreliable.


     WE HAVE NOT SYSTEMATICALLY DRILLED AND SAMPLED THE PISGAH PROPERTY TO CONFIRM THE PRESENCE OF ANY CONCENTRATIONS OF PRECIOUS METALS. There is substantial risk that such testing would show limited concentrations of precious metals, and such testing may show a lack of precious metals in the property. We have not run, nor have we had third parties run for us, a systematic drilling and sampling program designed to measure whether and where concentrations of precious metals may or may not exist, either in the stockpiled material or in the Pisgah deposit itself. You cannot safely assume that precious metals-bearing materials exist outside of the samples tested. Testing may show a lack of precious metals in the property.


     SOME OF OUR PISGAH PROPERTY ASSAY RESULTS MAY BE UNRELIABLE. From time to time we have used non-standard procedures to sample and assay the volcanic cinder materials for precious metals, and much of the assaying has been conducted by the company. Some of these procedures could have introduced contamination into the tested materials which can cause the assay results to be unreliable.

     THE VOLCANIC CINDER SAMPLING PROGRAM HAS NOT BEEN MANAGED BY INDEPENDENT PARTIES. We have not used well-established, third party independent geologists or engineers to conduct the sampling and sample preparation of cinder samples before sending the samples out for assay and microscopic examination. Without an independent, third-party approach to sampling, sample preparation and assaying by reputable individuals who have no direct interest in our properties or company, most persons with experience in mineral exploration companies will not trust claims about the discovery of precious metals from previous unknown types of mineral deposits (volcanic cinders are not known to contain precious metals). This risk factor may have an adverse effect on the marketability and price of the company's securities.

     WE HAVE NOT CONCLUSIVELY PROVED THE PRESENCE OF PRECIOUS METALS IN THE PISGAH PROPERTY. Our efforts to date, and any money spent in the future on this property, ultimately may be futile.

     OUR TEST RESULTS HAVE BEEN PUBLICLY QUESTIONED BY A WELL-ESTABLISHED PUBLICATION IN THE MINING INDUSTRY. Until the questions raised by the publication have been adequately addressed by independent reserve and feasibility studies, these questions may adversely affect the value of your investment in the company. See "Business - Properties - Pisgah, California Property."

     THE "CARE AND CUSTODY" PROGRAM FOR SAMPLING THE PISGAH PROPERTY DOES NOT MEET THE INDUSTRY STANDARD FOR "CHAIN OF CUSTODY" PROGRAMS, WHICH ARE INTENDED TO INSURE THE INTEGRITY OF SAMPLES. Our approach to sampling, sample care, sample preparation and assaying of samples should not be confused with the chain of custody programs. We can't guarantee the samples have not been tampered with and the results reported cannot be treated as being as reliable as if we had used a true chain of custody approach.

     TESTING TO DATE HAS FOCUSED ON ASSAYING MATERIALS FOR PRECIOUS METALS CONTENT, NOT HOW TO PROCESS MATERIALS FOR PRODUCTION. The various procedures we have used to assay the volcanic cinder samples have not addressed what metallurgical procedures would be suited to process precious metals out of the materials. Even if independent reserve reports indicate the presence of precious metals, further extensive work will be needed in the form of a feasibility study to determine if the precious metals (if any are shown likely to be present in the property) in fact can be processed out of the material at a profit. Some companies decide that even though one of their properties contains valuable minerals, it is impossible to remove them profitably in commercial production.

     THE PISGAH PILOT PLANT'S LIMITED RESULTS WILL NOT GUARANTEE PROFITABILITY. Prospective investors should note that the initial pilot plant's operating results will not be a sure indicator of the ultimate viability of company operations. We believe this is a significant risk for the company. The pilot plant will run small batches of material through different production processes (leaching times, proportions of chemicals, etc.) to help us better understand how to extract precious metals from materials removed from different locations on the Pisgah property. However, its results will not be representative of the operating results we should expect with a production plant using materials taken throughout the property. Therefore, pilot plant results, even if promising in terms of yield per ton and production cost, will not be indicative of operating results. The pilot plant's results must be used in conjunction with a future feasibility study to be prepared for us.

     EXPLORING VOLCANIC CINDER PROPERTIES PRESENTS UNIQUE RISKS NOT ENCOUNTERED IN OTHER GEOLOGIC SETTINGS. Precious metals most often are found in underground quartz vein deposits, or in alluvial sites where the metals have been eroded from surface exposed quartz veins and been transported by natural forces to another (usually gravel type) deposit. Precious metals which are found in (or came from eroded) vein deposits are believed to have been carried in underground superheated water, which transported the precious metals and other mineralization toward the surface, then cooled into quartz deposits underground.

     In contrast, volcanic cinders resulted from magma flows deep in the earth crust erupting to the surface. However, the mechanism which may have placed precious metals in the Pisgah volcanic cinders is not well understood. Presently there are no established geological theories to explain how precious metals might be located within volcanic cinders generally.

     OUR LIMITED TEST RESULTS ON THE PISGAH PROPERTY TO DATE HAVE NOT BEEN CONSISTENT AND POSITIVE RESULTS MAY NOT BE VALIDATED BY PRODUCTION OPERATIONS. The company has run many tests on small amounts of the stockpiled volcanic cinder material located at the Pisgah property, using different assay techniques. While the tests indicate the materials may contain precious metals, our tests have been limited to relatively small amounts of materials taken from a few stockpile locations. Even within this limited testing scope, the test results have varied significantly.


     WE HAVE A HISTORY IN 2001 OF LATE PAYMENTS ON DEBT, AND WE COULD LOSE THE PISGAH PROPERTY IF DEBT SECURED BY IT IS NOT PAID OR RESTRUCTURED IN 2002. This is a risk to the company. At December 31, 2001 the company owed two lenders $398,000 secured by first and second deeds of trust on the Pisgah property. Payments due in 2001 were not timely made; payment to one lender was deferred to November 2001, and payment to the other lender was deferred to mid-2002. Debt service is current. However, a total of $58,000 (plus interest on $10,000 principal included in the $58,000) will be due from May through November, 2002. If we don't pay all the amounts due on time, or can't restructure the debts to give us more time to pay, we could lose the Pisgah property through foreclosure. If we should lose the Pisgah property, a stronger focus and more aggressive independent sampling and drilling programs will be instituted on the remaining 80% of the companies properties. Although value could be realized by sale of material for industrial and decorative uses, loss of the Pisgah property would be a significant adverse development for the company, as Pisgah and Owl Canyon are our two most important properties. See "Business - Properties Pisgah Property - Debt Transactions."

     WE MAY NOT BE SUCCESSFUL IN RAISING THE CAPITAL NECESSARY TO BUILD AND OPERATE THE PILOT PLANT. We will need approximately $63,500 to design, build and start operating the small scale pilot plant. In addition, about $200,000 will be needed for a reserve report and feasibility study. The net proceeds from selling stock to DRH and Dutchess Fund will be used in part to build the pilot plant and pay for a reserve report and feasibility study, but we may not be able sell enough stock (see below) to fund these items. We have no alternative arrangements in place to raise the funds we will need if we don't sell enough stock to Dutchess Fund and DRH under the Investment Agreement.

     The future market price and volume of trading of our common stock limits the rate at which we can obtain funding from Dutchess Fund and DRH under the Investment Agreement. Further, we might be unable to satisfy the conditions in that agreement which would result in our inability to sell stock on a timely basis, or at all. If the price of our common stock and/or trading volume do not increase significantly from recent levels, we will be unable to obtain sufficient funds to meet our liquidity needs. During the three months ended July 31, 2001 a total of 481,655 shares were traded, of which 221,560 were traded in June 2001. In the five months from August 2001 through December 2001, trading volumes and prices have decreased. These volumes and prices from May 2001 through December 2001 (approximately $1.00 or less bid price) would have to increase significantly in future months in 2002 (e.g. increase up to $0.80 per share with monthly trading volume of 600,000 shares) and thereafter to entitle us to require Dutchess Fund and DRH to buy enough shares to result in the amounts of capital the company will need.

     TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT. If we can't raise enough capital to execute our business strategy (pay for reserve report and feasibility study, and build the small scale pilot and production plants) from the Investment Agreement, or if we do have the funds to build the larger plant but decide to modify or enlarge it, we may have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than you as holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. More common stock could be sold under these circumstances at prices lower than offered under this prospectus, which could result in dilution of the book value of shares bought in this offering.

RISK FACTORS INVOLVING THIS OFFERING.

     SELLING STOCK TO DUTCHESS FUND AND DRH MAY SUBSTANTIALLY DILUTE THE INTERESTS OF THE OTHER STOCKHOLDERS. Under the Investment Agreement, we will be selling shares of common stock to Dutchess Fund and DRH at prices which are 93% of the bid price in the market. The exercise of our put rights under the Investment Agreement therefore may result in substantial dilution to the interests of the other holders of our common stock.

     SELLING STOCK TO DUTCHESS FUND AND DRH COULD REDUCE OUR MARKET PRICE AND ENCOURAGE SHORT SALES. If and to the extent Dutchess Fund and DRH resell shares of our common stock bought under the Investment Agreement, our stock market price may decrease due to the additional shares coming into the market. If the price of our common stock decreases, and if we decide to sell more shares to Dutchess Fund and DRH, we would be issuing more shares for any given amount invested by such parties. This could encourage short sales, which would place further downward pressure on the market price.

     MARKET OVERHANG. Approximately 4,200,000 shares of the total shares issued and outstanding are restricted under rule 144 under the 1933 Act from immediate resale to the public stock market. This number does not include the outstanding shares registered for resale with this prospectus. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) 1% of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not our affiliate sells is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning us. In that event, "restricted securities" would be eligible for sale to the public at an earlier date. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

     In addition, this prospectus covers the resale of 643,059 shares of common stock issued to Dutchess Fund, May Davis Group, Inc., Dutchess Advisors, Ltd. and Joseph B. LaRocco, 200,000 shares of common stock we have agreed to issue to NFC, and 200,000 shares of common stock which may be purchased by NFC upon exercise of options which we have agreed to grant to NFC. Sale of such shares could further adversely impact our market price.

     BECAUSE THE COMPANY'S COMMON SHARES ARE "PENNY STOCK" CERTAIN RULES MAY IMPEDE THE DEVELOPMENT OF INCREASED TRADING ACTIVITY AND COULD AFFECT THE LIQUIDITY FOR STOCKHOLDERS. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities now are subject to the "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The stock is traded on the Nasdaq Over-the-Counter Bulletin Board ("CCRE.OB").

     The following shows in United States dollars the high and low bid quotation for the shares for the last three years. Quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and do not necessarily represent actual transactions.

        1999                                Low                  High
        ----                                ---                  ----
        First Quarter                       $0.375               $0.812
        Second Quarter                      $0.406               $1.875
        Third Quarter                       $0.75                $4.125
        Fourth Quarter                      $0.906               $1.75

        2000
        ----
        First Quarter                       $0.875               $5.00
        Second Quarter                      $2.125               $5.125
        Third Quarter                       $1.50                $3.312
        Fourth Quarter                      $1.031               $2.75

        2001
        ----
        First Quarter                       $1.218               $1.75
        Second Quarter                      $1.156               $1.813
        Third Quarter                       $0.77                $1.563
        Fourth Quarter                      $0.31                $0.90

     The company has approximately 220 shareholders of record. The stock transfer agent is Pacific Stock Transfer Company, 500 E. Warm Springs, Suite 240, Las Vegas, NV 89119.

     The company has never paid any dividends. There are no legal restrictions which limit our ability to pay dividends. Based on the present financial situation, it is unlikely we will pay dividends in the near future.

                                 USE OF PROCEEDS

     We may receive up to $8,000,000 from selling shares to Dutchess Fund and DRH under the Investment Agreement; we will not receive any proceeds from their sales of the shares purchased. We intend to use initial proceeds for working capital and other general corporate purposes, and build a small scale pilot plant to process 100 pounds per day of volcanic cinder material from our Pisgah, California property, and also to run tests on the Owl Canyon property material.

     We will use proceeds from selling shares to Dutchess Fund and DRH mostly for three principal purposes: First, general and administrative expenses (approximately $225,000 for each calendar year, including approximately $12,000 of property holding costs for claims, and debt service of approximately

$93,000 in 2002, and $48,000 in subsequent years, until maturity of $300,000 in debt in 2005); second, to build the pilot plant near Pisgah, California; and third, to have conducted an independent reserve report and feasibility study.

     If we receive $2,700,000 in proceeds, we would use the funds as shown below over a 24 month period. To the extent we receive less, we will defer building the production plant; immediate priorities will be general and administrative expenses (including debt service), followed by construction of the pilot plant.

     The amounts allocated are estimated.

1.   GENERAL AND ADMINISTRATIVE
     AND DEBT SERVICE (1)                                       $    615,500

2.   PILOT PLANT

          Equipment (tanks, pumps, etc.)                        $    24,659
          Supplies (acids, solvents, filter paper, etc.)             11,591
          Labor                                                      20,000
          Cash reserve and operating start-up costs                   7,250
                                                                -----------
                                                                $    63,500
3.   INDEPENDENT RESERVE REPORT AND INDEPENDENT
     FEASIBILITY STUDY                                          $   200,000

            Total                                               $   879,000
                                                                ===========

     (1) Debt service does not include payment of $103,961 owed to directors and an employee as of December 31, 2001, which could be paid all or in part from proceeds of this offering if more than the funds needed for the budget are raised, or if funds are available to the company through construction savings or otherwise. For information on debt, see notes to the financial statements included in this prospectus, and "Certain Relationships and Related Party Transactions."


     The pilot plant will process material in 100 pound batches, scaling up to one ton per day over a 30 day period. We intend to utilize this facility to extract the metals for both in-house and external confirmation by independent labs, pertaining to the concentrations and recoverability of precious metals that may exist in the cinders.

     We intend to utilize the services of a well established, third party, and independent geological and engineering firm to accumulate and sample the feed material batches to be introduced to the pilot plant. Each entire feed batch will be coned and quartered down to 4 individual samples prior to processing. Two will be sent to separate independent external analytical laboratories and one assayed in house with the 4th and final sample retained as a reject for future reference.

     Once we are satisfied with these test results, a completely independent, third party engineering and research firm will be contracted to acquire similar or larger amounts of batch material and process it in their facility to determine whether or not our Pisgah cinder material can be processed economically prior to building a full scale production plant.


     The pilot plant will use a standard industrial chemical leach process to remove metals from the materials, then run the pregnant solution through an electroplating process to deposit the metals out of solution onto metal sponges in the circuit. The sponges then will be smelted to remove the precious metals.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read together with the financial statements included in this prospectus.

     We hold interests in five mineral properties in the southwestern United States. None of these properties has any proven or probable reserves and none of these properties is in production. All expenditures on all properties are expensed, not capitalized.

LIQUIDITY AND CAPITAL RESOURCES AT DECEMBER 31, 2001 COMPARED WITH DECEMBER 31, 2000, AND RESULTS OF OPERATIONS FOR THE TWO YEARS ENDED DECEMBER 31, 2001.

                                                       Year ended December 31
                                               --------------------------------------
                                                    2001                     2000
                                               -------------            -------------

Sales                                          $        -0-             $        -0-
Rental revenue                                       22,500                   22,500

Costs                                              (677,500)              (1,012,200)

Other income (expenses)                             (49,500)                  27,200

Income (loss) from discontinued operations              -0-                      -0-
                                               ------------             ------------

Net income (loss)                              $   (704,500)            $   (962,500)
                                               ============             ============

     Income in 2001 and 2000 was payment received from the lessee of the Pisgah property (see "Business - Properties - Pisgah Property Mining Lease").

     The following table summarizes working capital and total assets, accumulated deficit, and shareholders' equity.

                                                       Year ended December 31
                                               --------------------------------------
                                                    2001                     2000
                                               -------------            -------------

Working capital                                $    (70,200)            $    480,100

Total assets                                   $    135,900             $    701,600

Accumulated deficit                            $ (3,971,900)            $ (3,267,400)

Shareholders' equity                           $   (471,600)            $    150,600

     At December 31, 2000, we owed $32,500 to a lender (secured by first deed of trust on the Pisgah property), with annual interest at 8%. Annual payments of $22,500 from Twin Mountain (lessee of the Pisgah property) were paid directly to the lender by Twin Mountain, which reduced this debt to $10,000 with the balance due July 31, 2001. The maturity of this note has been extended to June 1, 2002.

     During 2000 the company issued 1,119,009 shares of common stock, including 774,009 shares for cash proceeds of $949,600 to finance operations. We also borrowed $300,000 from a corporate lender (First

Colony Merchant, a private lender) at 16% annual interest, secured by a second mortgage on the Pisgah property. Service on this debt is interest only (payable $24,000 each May and November), with principal due November 23, 2005. In addition, during 2000 Ronald D. Sloan, president, had loaned the company $152,289 on an unsecured basis, with interest at prime plus 1%. See notes to the audited financial statements and "Certain Relationships and Related Transactions
- Loans by Officers."

     In 2001, additions to funds available for operations were provided by $89,916 from sale of 142,888 shares of restricted common stock, and from an additional loan of $89,253 from Ronald D. Sloan, president (unsecured, with interest at prime plus 1%, due September 25, 2002), $6,313 from Brian Wolfe, a director (unsecured, with interest at prime plus 1%, due November 2, 2002), and $21,600 from Robin Schwarz, a shareholder (unsecured, with interest at 20.74% due September 25, 2002). The company made principal repayments to Mr. Sloan of $127,950 leaving a balance owing of $76,048.

     We recorded a net loss from operations in 2001 of $704,500 compared to $962,500 in 2000. This $258,000 decrease in net loss in 2001 was due primarily to a decrease in mine exploration costs of $402,900, which was offset by increases in consulting fees of $96,900, and salaries and wages of $30,000 .

     Costs and expenses decreased approximately $334,700 to $677,500 (compared to $1,012,200 in 2000). The changes in costs and expenses, stated as changes in 2001 compared to 2000, were due to:

     o A decrease of $402,900 in mine exploration costs. In 2000, we incurred a one-time expenditure of $300,000 for 200,000 shares of restricted common stock issued in August 2000 to two individuals (Ken Schmidt and John Tomashewski) to acquire their proprietary extractive technology, at a value of $1.50 per share (market value on issue date). The remaining decrease of $102,900 was due to a reduction in the amount of third party assay tests performed for the company and discontinuation of exploration on the Owl Canyon property.

     o A increase of $96,900 paid to consultants for research and development on our Pisgah cinder material.

     o Travel and entertainment decreased $1,500 due to less travel by directors and less travel expenses incurred for consultants .

     o Legal and accounting costs decreased by $25,400 due to less legal services required.

     o Salaries and wages increased by $30,000 and payroll taxes by $2,400 because we agreed in June 2001 to pay Mr. Sloan a salary of $60,000 per year. We have accrued these expenses. There were no salary and wages, or payroll taxes in 2000.

     o Insurance costs decreased $12,500 due to a reduction in coverage for property and automobiles.

     o    Bad debt expense decreased by $5,900.

     o Office expense increased $13,200, because we established a field office in Nye County Nevada.

     o Office rent expense decrease by $11,600 due to a reduction in office space in Las Vegas.

     o Depreciation and amortization decreased by $4,600 because some of our equipment has been fully depreciated

     o Advertising and promotion expenses decreased by $18,300. In 2000, we spent approximately $22,500 for advertising and promotion, including non-recurring costs for modifications made to our website, and printing brochures with color photographs.

     o Lease expense decreased by $5,700 because the company leased less field equipment.

     o Miscellaneous costs, telephone, utilities, repairs and maintenance, and bank charges increased by a net $11,200, principally due to more power being used at the Nye County facility, and repairs to equipment.

     Unless we can establish the economic viability of the exploration properties, we will continue writing off the expenses of exploration and testing. Therefore, losses will continue until such time, if ever, as we establish the economic viability of the properties. If viability is established for a property, some of the expenses related to that property would be capitalized instead of expensed.

     We have no material commitments for capital expenditures.

PLAN OF OPERATIONS

     We intend to continue sampling and testing volcanic cinder materials from the Pisgah property with a small pilot plant to be located at a location within approximately one hour driving time from the Pisgah property, assuming we have the necessary funds. We anticipate using the pilot plant to process small batches of material for testing purposes. We will obtain an independent reserve report and feasibility study before building the production plant.

     We will depend on sales of stock to Dutchess Fund and DRH to build the pilot plant, obtain an independent reserve report and an independent feasibility study, pay general and administrative expenses, and pay debt service. Total number of employees and consultants would increase to approximately eight when the pilot plant is operational, and up to 25 when the production plant is running.

     At March 29, 2002, and before sale of any stock to Dutchess Fund and DRH, we had approximately $21,400 cash available to sustain operations, which would cover two months operations maximum. In advance of such sales, we may seek additional capital by sale of restricted stock in private placement transactions in Canada, loans from directors, or possible funding or joint venture arrangements with other mining companies. However, there are no plans or arrangements now in place to fund the company by any of these means, and outcome of the discussions with other companies cannot be predicted.

                                    BUSINESS

     CORPORATE BACKGROUND. Can-Cal Resources Ltd. is a Nevada corporation incorporated on March 22, 1995 under the name of British Pubs USA, Inc. as a wholly owned subsidiary of 305856 B.C., Ltd. dba N.W. Electric Carriage Company ("NWE"), a British Columbia, Canada company ("NWE"). On April 12, 1995, NWE exchanged shares of British Pubs USA, Inc. for shares of NWE held by its existing shareholders, on a share for share basis. NWE changed its name to Can-Cal Resources Ltd. on July 2, 1996.

     In January 1999 the company sold its wholly-owned Canadian subsidiary Scotmar Industries, Inc., which was engaged in the business of buying and salvaging damaged trucks from insurance companies for resale of guaranteed truck part components. The subsidiary was sold for a profit and the proceeds used to acquire and explore mineral properties, as the company determined that the subsidiary would lose money in the vehicle salvage business unless more capital was obtained specifically for that business. See the audited financial statements.

     BUSINESS ACTIVITIES. The company is an exploration company. Since 1996, we have examined various mineral properties prospective for precious metals and minerals and acquired those deemed promising. We own, lease or have an interest in five mineral properties in the southwestern United States (California and Arizona). All these properties are "grass roots" because they are not known to contain reserves of precious metals or other minerals. None of these properties is in production. We sold 16.8 ounces of gold we produced from minerals which had been partially processed which we bought from a third party (the minerals did not originate from our properties).

     We have performed more than 1000 "in-house" assays on mineral samples from our properties. An assay is a test performed on a sample of minerals to determine the quantity of one or more elements contained in the sample. The in-house work has been conducted with our equipment by persons with whom we have contracted, who are experienced in performing assays, but are not independent of us. We also send samples of materials from which we have obtained the most promising results to outside independent assayers to confirm in-house results.

     We have done an extensive amount of preliminary testing and assaying on the Owl Canyon property in California, in which we hold a 50% ownership interest in through the S&S Joint Venture. Results indicate precious metals may be present in material located on the Owl Canyon property; presently we have suspended testing there to work on the Pisgah property.

     Following is a list of the company's assay equipment, all of which is owned by the company and is operated by its lab staff, Frank Valenti, Engineer/Chemist and Robert Parker, Geochemist/Operations Manager. Information about Messrs. Valenti and Parker follows.

     Preparation Equipment:
     -    2 Chipmunk Jaw Crushers
     -    Ring and Puck Pulverizer
     -    Jones Riffles
     -    5HP Puma Compressor
     -    Classification Screens 20 mesh- 325 mesh
     -    2 Drying Ovens
     -    Vacuum pump

     Fire Assay Equipment:
     -    2 Vcella Assay Ovens
     -    Numerous Pouring Molds
     -    Weighing Bench with Fire Assay Reagents
     -    2 Assay Balances
     -    1 Top Loading Pulp Balance
     -    2 Fluxing scales
     -    Various Crucible and Cupel Tongs

     Wet Chemical, Metallurgical Lab Equipment:
     -    1 Fume Hood
     -    4 Hot plates
     -    3 Stir Plates
     -    Shaker Table
     -    1L  Separatory funnels
     -    4L  Separatory funnels
     -    Beakers, 10- 4000ml. (Numerous)
     -    Erlenmeyer Flasks (Numerous)
     -    Volumetric Flasks (Numerous)
     -    Graduated Cylinders
     -    IL Atomic Absorption Spectrophotometer ("AAS")
     -    Lamps for AAS include Au, Ag, Pd, Pt, Rh, Cu, Zn and Ni

     ROBERT PARKER. Mr. Parker has worked for us since August 30, 2001. He has 22 years experience in the metals industry primarily in the preparation, determination and processing of noble metals. He spent 14 years setting up refining techniques, analyzing precious and a wide spectrum of base metals, environmental assays and cleanup. Mr. Parker's experience includes bulk sampling large areas of feed and in circuit material and qualitative analyses on samples as large as one ton. He has routinely operated crushing plants and milling circuits; performed electrical, electronic, instrument and mechanical repairs on AAS units, balances, crushing and milling equipment and furnaces. Mr. Parker's initial practical training on sampling, analytical methods and procedures was acquired through Loring Laboratories in Calgary, Alberta and working with Loring McIssac Sr. on design and set up of two gold labs for Echo Bay Mines.

     Mr. Parker's prior employment includes Cantech Laboratories, Kazakhstan as General Manager (March - September 1999); Barringer Laboratories Ltd., Suriname, South America as Chief Assayer and Laboratory Manager (August 1992 - January
1999); Penboro Construction, Manitoba, Canada as Owner/Operator (August 1991 - July 1992); Neptune Resources, Yellowknife, NT as Design Consultant and Assistant Chief Chemist (November 1989 - July 1991); Barringer Laboratories Ltd., Calgary, Alberta as Project Assayer (April 1989 - November 1989); Terra Mines Ltd., Edmonton, Alberta as Chief Assayer (April 1984 - March 1989); and Echo Bay Mines Ltd., Edmonton, Alberta as Assayer, Chief Assayer/Mill Operator, and Assistant Mill superintendent (April 1978 - March 1984).

     Mr. Parker is certified as an international scuba instructor and holds an advanced certificate in mine rescue, CPR and first aid. He also holds a certificate in security and safety.

     Mr. Parker is paid $5,000 per month as a consultant pursuant to a verbal agreement with the company. The verbal agreement is month-to-month.

     FRANK M. VALENTI. Mr. Valenti worked for us from March through December 2001. He is registered as a professional engineer in the state of New Jersey, and was graduated from Stocton State College, Egg Harbor Township, New Jersey. From 1976 to 1978, Mr. Valenti was employed as chief auditor on the Cape May County sewage project, and then by Texaco Oil Co., until he was injured in a Cat Cracking tower explosion. Prior to joining the company in March 2001, he was a self-employed chemist/assayer since 1983, working for such companies as Cougar Mining in Arizona and Panther Mining Co., Vancouver, BC, Canada. In 1990 Mr. Valenti designed and built a cyanide extraction plant (International Refining) for the purpose of extracting silver from X-ray film. Over one-half million ounces of silver was extracted during a three year period of operation. In 1993, Mr. Valenti performed assay work for Naxos, International Resources, Inc., and Valle' Mining of Indiana doing business as Spectro-Labs. Mr. Valenti built another extraction plant under the International Refining name which was the largest of its kind in southern California producing gold from electronics scrap, and producing several thousand ounces of gold, along with some platinum, rhodium and palladium. From 1996 to March 2001, Mr. Valenti owned and operated the S.E.S. Engineering Labs in Lucerne Valley, California.

     Mr. Valenti was paid $5,000 per month as a consultant pursuant to a verbal agreement with the company. The verbal agreement is month-to-month.

     During 2000 and continuing to date, we have focused efforts on the "volcanic cinders" property located on patented mining claims we own at Pisgah, California. We have run an analysis program to determine if the material contains precious metals. Although it has been questioned by others, our analysis program indicates precious metals may exist in material taken from the Pisgah property. We intend to build a small scale pilot plant to begin test processing the volcanic cinder material, at a plant to be located within approximately one hour driving time from Pisgah. We have not obtained the location at the present time.

     Substantial amounts of additional testing, drilling, sampling, assaying and engineering studies, and confirmation of the presence of precious metals would be necessary to determine whether the Pisgah property contains sufficient amounts of precious metals to constitute "reserves," and whether any such reserves are capable of economic production. Presently, we have not established that there are any reserves on the Pisgah property. We have elected to obtain an independent reserve report on the property, and an independent feasibility study on the capital costs and operating expenses for a production plant.


     The pilot plant testing facility initially will process material in 100 pound batch test runs daily, gradually moving up to one ton per day to fine tune the efficiency of our processes. It is our intention to extract the metals for both in-house and external confirmation by independent labs, pertaining to the concentrations and recoverability of precious metals that may exist in the cinders.


     Further geologic and exploration work at the Cerbat and Limestone properties has not been initiated. The company does not intend to conduct further exploration on those properties in the immediate future, however, the company intends to keep these properties for future exploration at some point in the future.

     The company has a general insurance policy in adequate amounts for casualty loss to office and laboratory equipment, operation of motor vehicles, and mining equipment on various properties. Additional insurance will be obtained for operating locations, such as the proposed operations for the Pisgah, as necessary.

     PROPERTIES

     We own or have interests in five properties, one which is owned (patented mining claims on the volcanic cinders property at Pisgah, California), one which is leased with an option to purchase (the Cerbat property in Mohave County, Arizona), and three properties which are unpatented mining claims located on federal public land and managed by the United States Bureau of Land Management (the"BLM"): the Owl Canyon property (23 miles northeast of Baker, California); the Limestone/Erosion property (southeast of Lucerne Valley, California); and the Wikieup property (in Mohave County, Arizona).

     Unpatented claims are "located" or "staked" by individuals or companies on federal public land. Each placer claim covers 20 to 160 acres; each lode claim covers 20 acres. The company is obligated to pay a maintenance fee of $100 per claim per year to the BLM and file an Affidavit of Assessment Work with the County showing labor and improvements of at least $100 for each claim yearly.

     If the statutes and regulations for the location and maintenance of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. Failure to pay such fees or make the required filings may render the mining claim void or voidable. We believe we have valid claims, but, because mining claims are self-initiated and self-maintained, it is impossible to ascertain their validity solely from public real estate records. If the validity of an unpatented mining claim is challenged by the government, we would have the burden of proving the present economic feasibility of mining minerals located on the claims.

     Total expenditures, excluding acquisition costs, on the properties has been $1,097,460. For information on future planned expenditures, see "Use of Proceeds."

     PISGAH, CALIFORNIA PROPERTY.

     GENERAL, TESTING. In 1997 we acquired fee title to a "volcanic cinders" property at Pisgah, San Bernardino County, California, for $567,000. The cinders material resulted from a geologically recent volcanic eruption.

     The property is privately owned and is comprised of approximately 120 acres located 10 miles southwest of Ludlow, California, with a very large hill of volcanic cinders, accessible by paved road from Interstate 40. An independent survey service hired by the company reported that there are approximately 13,500,000 tons of volcanic cinders above the surface. Approximately 3,500,000 tons of the cinders have been screened and stockpiled, the result of prior operations by Burlington Northern Railroad Co. which processed the cinders from the hill for railroad track ballast, taking all cinders above about one inch diameter and leaving the rest on the ground surface within one-quarter mile of the hill. The remaining material in the hill, and the material left over from Burlington's operations, can easily be removed by front end loaders and loaded into dump trucks for hauling. The Cinder and Cinder #2 patented mining claims contain morphologically young alkali basalt and hawaiite lava flows and cinder. The cinder and spatter cone is about 100 meters high and has a basal diameter of about 500 meters. The volcanic cone and crater consists of unsorted basalis tephra, ranging from finest ash, through scoriascious cinders and blocks, to dense and broken bombs up to two meters in dimension.

     The company owns equipment which was acquired with the property, and is located on the property: a ball mill for crushing cinders, truck loading pads, two buildings, large storage tanks, conveyors to load trucks, material silos and screening equipment.

     In August 1999, the Company retained S. Bruce Ballantyne, a geologist and geochemist from Vancouver, British Columbia, as a consultant, to develop and make recommendations regarding the Company's exploration activities. The Company entered into an agreement with Mr. Ballantyne as of January 8, 2001 in which it retained Mr. Ballantyne's services through April 30, 2001 (extended to November 1, 2001) to act as a management consultant to the Company. His duties included advisement and assistance on the business and operations of the company, principally with respect to its volcanic cinder project.

     Until Mr. Ballantyne left the company as a consultant in November, 2001, all extractive testing programs were carried out pursuant to a "care and custody" program established by him, utilizing processes and methodologies developed by others. On the advice of Mr. Ballantyne, we contracted two third parties, the first being Mr. Cameron G. Miller and James R. Ardoin; secondly John Tomashewski and Kenneth Schmidt, along with their methodologies to extract precious metals from the cinders. Nearly all tests under his program were conducted on small amounts from 30 grams to 3 pounds of the volcanic cinder material, with some tests on amounts up to 20 pounds in the third quarter of 2001. Under these programs the volcanic cinder material was selected and collected from the property by Mr. Ballantyne. Multiple samples of material taken from the same batches of cinder material were tested repeatedly by the above parties under contract with us, utilizing their processes for smelting and assaying our cinder material, in good faith under the advice and "care and control" of Mr. Ballantyne, who handled the sample preparation and composition of the samples used. The precious metal-bearing material obtained from the repeated extraction testing "runs" of the various precious metal extraction methods was sent by Mr. Ballantyne to recognized and certified analytical laboratories, which determined by chemical assay methods and other techniques the existence of and the content of the various precious metals in the extracted material. They reported their assay results to the company in certified analytical reports. The company has received repeated confirmation from these independent laboratories indicating that gold, silver and platinum group elements (PGE's) may be present in, and may be able to be extracted from, the material. These results from a variety of methods have resulted in an expanded program of extraction and metallurgical testing under the initial direction of Mr. Ballantyne, which the company is continuing (with appropriate modifications as needed) following Mr. Ballantyne's departure from the company. However, the presence of precious metals has not been conclusively shown to exist in the property. See "Management - Executive Compensation - Compensation to Consultant" for information about Mr. Ballantyne.

     However, because the samples were not taken by an independent third party using a "chain and custody" procedure, the integrity of the samples sent to these institutions cannot be guaranteed.

     You should note that Mr. Ballantyne's care and custody program does not in itself guarantee sample integrity. See "Risk Factors"

     We have run different analysis programs on the stockpiled material for gold, silver, and platinum group metals using generally accepted assaying procedures. No tests have been run on material located in the original hill deposit. Samples were removed from 5 separate zones on the surface (down to approximately 3 feet) of the stockpiled material and subjected to in-house testing and assay using several standard metallurgical procedures. Beginning in early 2001, we have been testing the material by "oxy-leach," which requires dissolving the material in different mixes of standard industrial chemicals, then filtering the liquids into powder residue and performing assay tests on the residue. Results have varied, but the most promising results used longer leach times. The results indicate the possible presence of significant amounts of precious metals (gold, platinum group metals) in the samples tested. Tests have been run only on stockpiled material. However, these results do not warrant the inference that the material is economically mineable.

     We have contracted with third parties, who prepared detailed mineralogical studies of precious metal- bearing minerals and their associations in the volcanic cinders. These studies, conducted at Canmet Ottawa, the Universite Libre de Bruxelles and the Colorado School of Mines, used microscopical methods to document and identify and confirm the presence of minerals and native metal grains and alloys of gold, silver, platinum and palladium in the material. The studies indicated that precious metal minerals may be present in the material, and helped us modify extraction methods which we will be implementing in the pilot plant to be constructed in the future (see "Use of Proceeds").

     We have conducted or had others conduct extractive processes to determine how best to process the cinder material.

     (a) Assaying of varying weights of cinder material at various temperatures in a variety of furnace-types using a variety of different reagents melted with the cinders (the reagents help collect and concentrate the precious metal).

     (b) Various acid digestion precious metal extractions of cinder material. Filtration of resultant "pregnant" precious metal bearing solutions with subsequent "dropping" of contained precious metals from these solutions using methods such as solvent extraction, electrowinning and wet chemical methods.

     (c) Various precious metal chemical-leaching extractions of cinder material. Filtration of the resultant "pregnant" precious metal-bearing solutions with subsequent "dropping" of the contained precious metals. Currently, this approach is yielding the best results.

     The precious metal-bearing products yielded by the processes were subsequently sent to refineries and to certified analytical laboratories for testing to determine the precious metal content. Extractive testing results obtained to date from the independent laboratories show that we have "in-house" repeatedly extracted precious metals including gold, silver and PGE's (platinum group elements, here referring to platinum and palladium). However, it is not possible to extrapolate from these results (which are confined to the samples tested) to estimate the viability of the stockpiled material as a whole. See "Risk Factors."

     You should note that significant questions have been raised about the adequacy of our sampling program. In the August 21-27, 2000 edition of "The Northern Miner," a weekly mining newspaper, doubts were expressed as to our use of non-standard assay techniques, and our practice of sending "pretreated" material to independent assay labs, then reporting that our assay results were "confirmed." Barring a truly independent third party sampling and testing program, the sending of samples to third party labs ensures nothing unless integrity in sampling, according to industry standards, is assured. The "care and custody" program we used does not meet the industry standards for "chain of custody" sampling programs. See "Risk Factors."

     On January 17, 2002, market prices for gold, platinum and palladium were $284.40, $481.00 and $422.00, respectively.

     The Pisgah property consists of patented claims we own; no fees have to be paid to the BLM or work performed on the claims to retain title to the property.

     Electrical power presently is not available to the site, and is not expected to be needed.

     PISGAH PROPERTY MINING LEASE. To generate working capital, as of May 1, 1998 we signed a Mining Lease Agreement for the Pisgah property with Twin Mountain Rock Venture, a California general partnership ("Twin Mountain," an indirect subsidiary of Peter Kiewit & Sons, Inc., Omaha, Nebraska). The Agreement is for an initial term of 10 years, with an option to renew for an additional ten year term. Twin Mountain has the right to take 600,000 tons of volcanic cinders during the initial term, and 600,000 more tons during the additional term, which Twin Mountain will process and sell primarily as decorative rock. The material will be removed from the original cinder deposit, not the stockpiled material.

     The agreement provides Twin Mountain will pay minimum annual rental payments of $22,500 for the initial term and $27,500 per year for the additional term. Twin Mountain is also obligated to pay us a monthly production royalty for all material removed from the premises: The greater of 5% of gross sales f.o.b. Pisgah, or $.80 per ton for material used for block material; plus 10% of gross sales f.o.b. Pisgah for all other material. Against these payments, Twin Mountain will be credited for minimum royalty payments previously made.

     Twin Mountain is current in payments, which are pledged to service company debt (see below). Twin Mountain has not yet removed any material from the property and has indicated that it is unlikely it will do so until about 2003. Twin Mountain does not have the right to remove or extract any precious metals from the property; it does have the right to remove cinder material which could contain precious metals (and Twin

Mountain would have title to the removed cinder material), but it cannot process the materials for precious metals either on or off site.

     Mining and reclamation permits, and an air quality permit have been issued by the California regulatory agencies in the names of both Twin Mountain and the company. We posted a cash bond in the amount of $1,379 (1% of the total bond amount) and Twin Mountain has posted the remainder of the $137,886 bond. If Twin Mountain defaults, we would be responsible for reclamation of the property, but reclamation costs incurred in that event would be paid in whole or part by the bond posted by us and Twin Mountain. Reclamation costs are not presently determinable.

     PISGAH PROPERTY - DEBT TRANSACTIONS. In 1998, the company borrowed $100,000 from a private lender. The debt bears annual interest at 8% and is secured by our first deed of trust on the Pisgah property, plus our rights to payments under the Twin Mountain lease. The original maturity date has been extended to June 1, 2002, when the remaining $10,000 principal is due (extended from original maturity date of July 31, 2001). Principal and interest to date have been paid through direct payment of Twin Mountain royalty payments to the lender. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation."

     In 2000, we borrowed $300,000 from First Colony Merchant, a second private lender. The debt bears annual interest at 16% (payable semi-annually in May and November), is due November 23, 2005, and is secured by our second deed of trust and assignment of rents (second right to payments under the Twin Mountain lease). For additional consideration, the company granted the lender a five year option to purchase 300,000 restricted shares of common stock, at the lower of $0.65 per share or 50% of the lowest trading price during the month before exercise, payable in cash. The option was exercised in 2000 at $0.52 per share. As further consideration, also in 2000 we issued 45,000 restricted shares of common stock to a corporate affiliate of the lender as a loan placement fee.

     By subsequent agreement in 2001 with the second lender, the $24,000 interest payment due May 2001 was not paid but was added to principal and was due when the November 2001 interest payment was due (total amount due in November was $48,000). For this forbearance of interest due, we granted the lender an option through November 19, 2001 to purchase restricted shares in the amount of $24,000 plus 16% interest to exercise date, divided by 50% of the lowest stock price from November 23, 2000 through November 19, 2001. However, the November 2001 interest ($48,000) was not paid in 2001.

     On November 27, 2001, we borrowed $25,000 from First Colony Merchant. The loan bears interest at 6% per annum and matures May 27, 2002. An additional $15,000 was borrowed from First Colony Merchant on December 28, 2001. This loan bears interest at 6% and matures June 28, 2002.

     In January 2002, we reached a further agreement with the second lender, under which the total of $48,000 interest which was due in November 2001 was paid by the company issuing 309,677 restricted shares of common stock. The number of shares was determined by dividing $48,000 by $0.155 (50% of the lowest trading price between the original loan date (November 23, 2000) and January 25,
2002).

     OWL CANYON - S & S JOINT VENTURE

     In 1996, the company entered into a Joint Venture Agreement with the Schwarz family covering approximately 425 acres of unpatented placer and lode mining claims in the Silurian Hills of California, known as Owl Canyon. The S & S Joint Venture has since increased its holdings to 740 acres of lode claims and a five acre mill site claim. These claims are deemed to be prospective for precious metals and some base metals. The property is located approximately 23 miles northeast of Baker, California, accessible by 23 miles of paved and dirt road. The company and the Schwarz family each have a 50% interest in the venture which is operated by a management committee, comprised of our president and Ms. Robin Schwarz, a member of the Schwarz family and also a sub-contractor to Can-Cal who provides secretarial services. Approval by both the company and the Schwarz family is required to pass resolutions and conduct venture business. In the event of a tie vote, the matter would be decided by the company's corporate counsel (William Fishman).

     Holding costs are approximately $3,809 per year for county and BLM filing fees, and work must be performed on the property each year to keep title to the claims.

     Pursuant to the Joint Venture Agreement, we are funding the venture's operations. Any income from the venture will first be paid to the company to repay funds advanced to the venture or spent on its account, with any additional income divided 50% to the company and 50% to the Schwarz family.

     As the acquisition price of its 50% interest in the S & S Joint Venture, the company issued 500,000 restricted shares of common stock to the Schwarz family. As of December 31, 2001, the company had spent approximately $1,219,700 in the venture, including $19,000, which represents the value of stock issued to buy the 50% in 1996. The balance of $1,200,700 represents exploration expenditures on this property.

     The venture owns the following equipment and facilities, all of which is used but operational:

Equipment                                      Purpose
---------                                      -------
Refurbished 8-level screen classifier          Separate various grades of materials
Six concentrate tables                         Separate the various fraction sizes and any precious
                                               metals contained therein.
780 square foot building                       Building protects equipment and workers from weather
600 square foot living quarters                Sleeping and Eating Quarters for Workers
Fire assay furnace                             To enable us to perform in house analysis.
2 smelting furnaces                            For smelting concentrates into precious metals
Impact Mill                                    Used for crushing rock
Front end loader                               Fixing roads, loading dump truck, loading equipment
D-7 Cat Bulldozer                              Building roads, moving large equipment
TD-14 International track loader               Building roads on side of mountain and handling bulk
                                               material.
5-yard dump truck                              Hauling rock to the millsite for processing
20' x 5' ball mill                             For grinding material to liberate the precious metals
Portable 700 gallon water tank                 Hauling water for various areas
Screening system                               Processing of placer material and reducing material to
                                               a finer mesh.
Several platforms                              Accessing equipment
Sediment tanks, with two 3,000 gallon tanks    Storage for water, waiting to be recycled
Run by pumps                                   Used to recycle water used for concentrating shaker
                                               tables
Plumbing and PVC                               Move water on and within the property
Air compressors                                To operate and clean equipment.
One drill rig                                  Drill core samples for testing
One air track drilling rig with 100' of steel  Drill samples at different depths for testing
One Pionjar Core Plugger                       To extract core samples from various targets for
                                               analyses.

                                       28




Rebuilt engines and new engines                On standby to ensure no downtime will affect future
                                               productivity.
Generating power plant                         To create electricity to operate our equipment.

     New roads have been constructed throughout the canyon to allow accessibility to the various deposits. Also, the venture spent approximately $32,000 to clean up all areas of the property to the BLM's satisfaction.

     Power is supplied by an on-site generator. Substantial operations would require paying for installation of a power line to the site from several miles away.

     GEOLOGY OF OWL CANYON.


     Mineralization on the property migrates along north/south oriented faulting and at the contact point between metamorphic and dolomite rocks. Metalliferous deposits along these fractures are prevalent near the central area of Owl Canyon. Along the southern side of the property, fault contact areas exhibit localized zone alteration from migrating hydrothermal fluids producing a mineralized vein ranging in width from approximately 18 to 36 inches.


     Plans are presently under review to apply for required permits and set up a small gravimetric test circuit utilizing much of the equipment already established on this site. Capital cost for further drilling and testing is estimated to be $225,000. Such costs would be funded from stock sales to Dutchess and DRH in excess of the initial $89,000 we may receive from them (see "Use of Proceeds").

     TESTING. We have performed both external and in-house fire assays on material from the Owl Canyon property, sending both trench and rock samples to independent laboratories. Approximately 15 tons of material was removed to a depth of 3 to 4 feet to expose a continuation of one of the veins. Samples were removed from this material by Bruce Ballantyne and analyzed by an independent laboratory.

     A 25 foot core hole was drilled at the base of the mountain which yielded promising gold and silver results.

     CDH#1/20-23'     Owl Canyon      1.08 oz/ton gold / 9.72 oz/ton silver

     A detailed structural and geologic mapping survey has been completed on the property, indicating some zones in certain areas are suitable exploration targets. Currently, work on this property has been suspended while evaluation work at Pisgah, California continues. This property is without known reserves and future work would be exploratory in nature.

     In the August 21-27, 2000 edition of The Northern Miner, the soundness of our evaluation methods was questioned in relation to performing our own analyses of samples, rather than sending out materials to independent parties. Until the property is sampled and tested by an established independent firm, the precious metals content in the property (if any) cannot be known.

     CERBAT PROPERTY

     On March 12, 1998, we signed a Lease and Purchase Option Agreement covering six patented mining claims in the Cerbat Mountains, Hualapai Mining District, Mohave County, Arizona. The patented claims cover approximately 120 acres. We paid $10,000 as the initial lease payment and are obligated to pay $1,500 per quarter as minimum advance royalties. The company has the option to purchase the property for $250,000, less payments already made. In the event of production before purchase, we will pay the lessor a production royalty of 5% of the gross returns received from the sale or other disposition of metals produced. No work has been performed on this property since 1999. Access is north 15 miles from Kingman, Arizona on Highway 93, east from the historical market to Mill Ranch, then left three miles to a locked gate.

     The country rock is pre-Cambrian granite, gneiss and schist complex. It is intruded by dikes of minette, granite porphyry, diabase, rhyolite, basalt and other rocks, some of which are associated with workable veins and are too greatly serieitized for determination. The complex is also flanked on the west by masses of the tertiary volcanic rocks, principally rhyolite. The mineralized body contains principally gold, silver and lead. They occur in fissure veins, which generally have a north-easterly trend and a steep north- easterly or south-westerly dip. Those situated north of Cerbat wash are chiefly gold bearing while those to the south principally contain silver and lead. The gangue is mainly quartz and the values usually favor the hanging wall. The company has been informed by the owner that the property contains several mine shafts of up to several hundred feet in depth and tailings piles containing thousands of tons of tailings. The property has not produced since the late 1800's.

     The buildings on the property are practically valueless, owing to being in disuse for so many years. Can-Cal is holding this property in abeyance for future operations. This property is without known reserves and future work would be exploratory in nature.

     WIKIEUP PROPERTY

     The Wikieup Arizona property consists of one unpatented lode mining claim namely the Brown Derby #25 located in Section 036, Township 160N and Range 140W. The 20 acre claim is accessed via gravel road just off Highway 93 at the town of Wikieup, Arizona.

     Holding costs are approximately $109.00 per year for county and BLM filing fees, and work must be performed on the property each year to keep title to the claims.


     The geology of the area is comprised of Precambrian granoids and gneiss. Outcrop is extensive on the property and rock units include diorite, gabbro and granitic dikes. The company has kept the claim in good standing by submission of the required rental fees. We have conducted very limited geologic examination and surface sampling of the rock units on the property. We presently have no plans to conduct any exploration on this claim as there is no assurance that any mineralization may exist. We are holding this property in abeyance for future exploration. This property is without known reserves and future work would be exploratory in nature.


     LIMESTONE PROPERTY/EROSION CLAIMS

     This property consists of 180 acres of lode and 1280 acres of placer claims on BLM property, prospective for use in cement, located 18 miles southeast of Lucerne Valley, California, off Highway 247. The first 12 miles is paved surface and the next six miles is good dirt road. The deposit is contained in a very large hill, with the deposit rising from the ground level to several hundred and possibly a thousand feet up within the hill. There are dirt roads to the top of the property. The property was previously mined by a cement company which discontinued operations around 1981. This property is presently being held in abeyance for future exploration, as our main focus is on Pisgah and Owl Canyon. We have had discussions with cement companies about selling this property or having a cement company operate it for us, however, there are no current prospects for either sale or third-party operation of this property.

     This property is without known reserves.

     Holding costs are approximately $1,709 per year for county and BLM filing fees, and work must be performed on the property each year to keep title to the claims.

                                   MANAGEMENT

     DIRECTORS AND OFFICERS

     Officers and directors of the company are listed below. Directors are elected to hold office until the next annual meeting of shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

     NAME                 AGE     POSITION AND TENURE

     Ronald D. Sloan      61      President and Treasurer since May, 1996
                                  Chairman of the Board since January 2001

     John Brian Wolfe     48      Secretary and a Director since May, 1996

     Barry E. Amies       57      Vice President and Director since
                                  October, 1998

     James Dacyszyn       70      Director since February, 1999

     No arrangement exists between any of the above officers and directors pursuant to which any one of those persons was elected to such office or position.

     RONALD D. SLOAN. Mr. Sloan has directed the company as President, Treasurer and CEO since May 2, 1996. In 2001 Mr. Sloan was elected Chairman of the Board by the Can-Cal board of directors. In these capacities he manages the sub-contractors such as geologists, chemists, laboratory and office staff to achieve the analytical confirmation the company requires in order to realize success in the resource industry. During the past twenty five years Mr. Sloan has been an entrepreneur as an owner and operator of several companies including: Atlas Insurance Adjusters Ltd, partner/president from 1977 to 1978; United Auto Parts, senior manager, parts sales and distribution, approximate staff of 100 from 1979 to 1984; Save-On Auto Parts Ltd., shareholder, president, secretary, parts sales and distribution, approximate staff of 40 from 1985 to 1989; Knight Auto Recyclers Ltd., owner/president, parts sales and distribution from 1990 to 1995; Scotmar Industries Ltd., D.B.A. Truck City Inc., senior management, parts sales and distribution from 1990-1995. Mr. Sloan spends his full time on the company's business. Mr. Sloan has no professional or technical credentials in the metals mining industry.

     JOHN BRIAN WOLFE. Since 1984, Mr. Wolfe has owned Wolfe & Associates Appraisal Services, which appraises damages sustained by vehicles, recreation vehicles, motorcycles and equipment for insurance companies throughout North America. From 1980 to 1984 he appraised damages to automobiles for ICBC (Insurance Corporation of British Colombia). Mr. Wolfe also managed McLaughlin Motors and Brasso

Lincoln, both automotive companies where he was in charge of their full operation and payroll from 1977 to 1980. Mr. Wolfe has no direct metal mining experience, or any professional or technical credentials in the metals mining industry, however, he has experience in management affairs. Mr. Wolfe spends approximately 30 hours per month on the company's business.

     BARRY E. AMIES. Mr. Amies has extensive experience in financing, insurance and exploration. He started Baron Insurance Agencies Ltd. in 1968 and built it from a one-man operation to 45 employees, when he sold the company in 1994. He also started Baron Financial, which was added to the insurance business to incorporate financial investments. After the sale of Baron Insurance Agencies Ltd. in 1994, Mr. Amies was retained as the General manager of the company until 1998. From 1998 to present Mr. Amies worked at the capacity of president/owner of Landing Insurance Agency. Since 1980, Mr. Amies has been President of Zalmac Mines, Ltd., which has exploration properties in Canada prospective for gold, silver, molybdenum, and other metals. Mr. Amies has no professional or technical credentials in the metals mining industry. Mr. Amies spends approximately 80 hours per month on the company's business.

     JAMES DACYSZYN. Mr. Dacyszyn is a Canadian citizen who is semi-retired, owns and operates several concrete transit mix plants and gravel operations in central Alberta, Canada. He has no precious metal mining experience, or any professional credentials in the metals mining industry, but he does have extensive experience in Materials Engineering and holds a bachelor's degree in Civil Engineering. From 1954 to 1971 he managed a laboratory which tested gravels, asphalts, paints and coordinating quality control tests on earthwork. Mr. Dacyszyn also drilled and evaluated more than 500 gravel deposits in the Province of Alberta and has vast knowledge in crushing rock. From 1982 to 1995 he managed several concrete mixing plants and gravel operations, also producing aggregates as owner/operator. The companies are now being managed by his son, a professional engineer, and Mr. Dacyszyn is retained in a consulting capacity. Mr. Dacyszyn spends approximately 70 hours per month on the company's business.

EXECUTIVE COMPENSATION

     During 1999 and 2000 no officer or director received any compensation and no officer or director has any options or other rights to purchase any shares of the company. They are reimbursed for out of pocket expenses incurred on behalf of the company or miscellaneous expenses as a result of services performed for the company as directors. Ronald Sloan, a resident of Vancouver, British Columbia, spends all of his time on the company's business. The company pays for the costs of maintaining an apartment in Las Vegas which Mr. Sloan uses and which other persons transacting business with the company use and also serves as a company office. There are no director's fees.

     In the third quarter of 2001, the company agreed to pay Mr. Sloan a salary of $60,000 per year. The company has been accruing $5,000 a month plus payroll taxes to cover this obligation. He does not have a written employment agreement.

     The Board members do not have any stock options or similar plans, annuities, pension, retirement incentive, deferred compensation or any arrangements whereby they have been paid or may receive compensation.

     COMPENSATION TO CONSULTANT. As of January 8, 2001 we retained Mr. S. Bruce Ballantyne as a consultant to advise and assist on a daily basis principally with respect to evaluation of the Pisgah property and its volcanic cinder material and the Owl Canyon property. Mr. Ballantyne's compensation was $1,700 per week. In addition, we agreed to grant him, if we were producing or able to produce precious metals from the Pisgah property on an economic basis during the term of the agreement or any extension, an option to purchase up to 40,000 restricted shares of common stock. The agreement also provided for the issuance to him of 10,000 restricted shares of common stock. Mr. Ballantyne is no longer a consultant to the company (as of November 1, 2001) and the option was not granted to him, nor (by oral agreement with Mr. Ballantyne) are the 10,000 shares to be issued to him.

     Mr. Ballantyne is president and owner of YKNAU RESOURCES, INC., an economic geology and applied geochemistry exploration service and consulting firm in Vancouver, British Columbia. The firm advises and implements mineral exploration programs for major and mid-tier producers as well as junior mining companies and prospecting syndicates. Mr. Ballantyne received a Bachelors Degree with a major in Earth Science from the University of Guelph in 1973. His firm was under exclusive contract to Eldorado Gold Corp from 1996 to December, 1997. While with Eldorado, he was Senior Geochemist and member of their Vancouver Exploration Dept., responsible for exploration activities for gold and copper in Mexico, Brazil, Turkey, West Africa and Argentina.

     Mr. Ballantyne was employed as an Applied Geochemist by the federal Department of Natural Resources Canada at the Geological Survey of Canada in Ottawa for 23 years, from 1973 to 1996. As a member of the GSC's Mineral Resources Division, Resource Geophysics and Geochemistry Section, his scientific career included programs in Nova Scotia, NWT, Alberta, British Columbia and the Yukon.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth certain information about beneficial ownership of our common stock as of the date of this prospectus by each officer and director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and directors as a group. The ownership information is based on the Forms 3 and 4 filed by our officers and directors with the Securities and Exchange Commission as required by section 16(a) of the Securities and Exchange Act of 1934. Based on those Forms 3 and 4, the beneficial owners have sole voting and dispositive power with respect to their shares except as noted. Shares shown as owned by Mr. Amies include 54% of the shares held by a family partnership owned by his wife and adult children; the balance of shares (46%) are owned beneficially by the adult children. Shares shown as owned by Mr. Dacysyzn include shares held by a family company as to which he exercises beneficial ownership (he owns 31%of the shares of the family company); the balance of shares in the family company are controlled by an adult son, who manages the family company for a salary and 25%of the profits.


                        NAME AND ADDRESS               AMOUNT AND NATURE
TITLE OF CLASS          OF BENEFICIAL OWNER           OF BENEFICIAL OWNER    PERCENT OF CLASS

Common stock,           Ronald D.  Sloan                   785,431               7.8%
par value $.001         4312-212 Street
                        Langley, B.C., Canada

Common Stock,           John Brian Wolfe                   785,431               7.8%
par value $.001         3157 Silver Throne Drive
                        Coquitlam, B.C., Canada

Common Stock,           Barry E.  Amies                    153,535 (1)           1.5%
par value $.001         14198 Tamarack Drive
                        Vernon, B.C., Canada

Common Stock,           James Dacysyzn                     665,500 (2)           5.1%
par value $.001         #64, 9703-41 Avenue
                        Edmonton, A.B., Canada

Common Stock,           All Officers and Directors         2,391,807             22.2%
par value $.001         as a group

(1) shares are owned by Mr. Amies family partnership (Amies Holdings Ltd.). Shares shown as owned by Mr. Amies include 54% of the shares held by a family partnership owned by his wife and adult children; the balance of shares (46%) are owned beneficially by the adult children.

(2) 470,000 shares are owned directly by Mr. Dacysyzn and 195,500 shares are owned by a family company. Mr. Dacysyzn exercises investment and dispositive powers over 60,000 shares (31%) of those owned by the family company. The balance of shares in the family company are controlled by an adult son, who manages the family company and has a 25% pecuniary interest in these shares .

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        LOANS BY OFFICERS

     The company borrows money from Mr. Sloan when operating capital is needed. The borrowings are unsecured and repayments are made at the company's discretion. Interest is computed at prime +1%. Activity for this note in 2000 and through December 31, 2001 is summarized as follows:

                                           December 31,        December 31,
                                               2001                2000
                                           -------------       ------------

     Principal balance, beginning          $    114,745        $    14,839

      Additional borrowings                      89,253            152,289

     Principal repayments                      (127,950)           (52,383)
                                           ------------        -----------

     Principal balance, ending             $     76,048        $   114,745
                                           ============        ===========

     Brian Wolfe, a director, has loaned the company $6,313, maturing July 2002, bearing interest at 7.5%. Robin Schwarz has loaned the company $21,600, bearing interest at 20.74%, due on demand. Mr. Wolfe's and Ms. Schwarz's loans are unsecured.

     PURCHASE OF STOCK

     From time to time we have sold stock to directors or their affiliates, to raise operating capital. These transactions were not negotiated at arms-length. Prices were determined by the board of directors based on market prices at which the stock then was trading, less a discount for rule 144 investment restrictions. The directors to whom stock was sold took part in the Board discussions to determine the stock prices.

     Mr. Amies' family partnership purchased restricted shares of common stock from the company as follows:

                                                               Percent Discount
      Date           Number of Shares          Price           From Market Price
      ----           ----------------          -----           -----------------

     10-28-98            63,000            $.50 per share            6.0%
     12-24-98            38,571            $.35 per share            6.6%
     02-18-99            62,500            $.40 per share           36.0%
     05-14-99            15,000            $.50 per share           36.0%
     06-22-99            50,000            $.50 per share           57.0%
     03-09-00            21,000            $.75 per share           50.0%

     A family company controlled by Mr. Dacyszyn has purchased restricted shares of common stock from the company as follows:

                                                               Percent Discount
      Date           Number of Shares          Price           From Market Price
      ----           ----------------          -----           -----------------

     12-24-98           200,000             $.35 per share            6.6%
     02-18-99            70,000             $.40 per share           36.0%
     05-14-99           100,000             $.50 per share           36.0%
     06-22-99            60,000             $.50 per share           57.0%
     03-09-00           134,000             $.75 per share           50.0%

     Mr. Dacyszyn, for his own account, purchased 100,000 restricted shares of common stock in 1998, at $.45 per share, representing a discount of 40% from the market price on July 18, 1998.

     In 1999 and 2000, Joseph Reschreiter, a former director, purchased restricted shares of common stock, as follows.

                                                               Percent Discount
      Date           Number of Shares          Price           From Market Price
      ----           ----------------          -----           -----------------

     06-22-99            32,000            $.50 per share         57.0%
     06-22-99            10,000            $.50 per share         57.0%
     03-02-00            45,000            $.75 per share         50.0%

                              SELLING SHAREHOLDERS

     This prospectus covers the offer and sale by the holders or future holders of up to 5,120,947 shares of common stock held or to be purchased by certain shareholders, which includes (i) up to 4,000,000 shares that may be sold to Dutchess Fund and DRH under the Investment Agreement; and (ii) 643,059 shares presently issued and outstanding which are held by Dutchess Fund, May Davis Group, Inc., Dutchess Advisors, Ltd., and Joseph B. LaRocco, attorney for Dutchess Fund and DRH. Each of these entities (but not Mr. LaRocco) are underwriters of this offering.

     The selling shareholders may offer their shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act. See "Risk Factors."

     The following information has been provided to us by the selling shareholders, and states ownership data for each person who is or might become a selling shareholder. As shown in footnote (1) below, except for the total 843,059 shares issued and outstanding which are held by Dutchess Fund, Dutchess Advisors, Ltd., three persons associated with May Davis Group, Inc., and Joseph
B. LaRocco, all numbers of shares, and percentage ownership, are stated on a pro forma basis as of prospectus date and assume the 4,000,000 shares of stock covered by this prospectus are sold to Dutchess Fund and DRH under the Investment Agreement (50% to each). There are 14,914,415 shares issued and outstanding on a pro forma basis as of prospectus date, including 200,000 shares which we have agreed to issue to National Financial Communications Corp. and 200,000 shares issuable on exercise of three year options at $1.00 per share.


                                     Number of       Number of Shares
                                     Shares of        of Common Stock                  Percent Owned
Name and Address                   Common Stock         Registered         Prior to        After
of Beneficial Owner                    Owned             For Sale         Offering(1)   Offering(1)
----------------------------------------------------------------------------------------------------

Dutchess Private                     2,375,757(2)       2,376,757(2)         16.6%           0
Equities Fund Ltd. (3)
100 Mill Plain Road, 3rd Floor
Danbury, CT 06811

DRH Investment                       2,300,000(2)       2,300,000(2)         16.5%           0
Company, LLC. (3)
578 Post Road East
Westport, CT 06880

Dutchess Advisors, Ltd. (3)          227,272            227,272               1.5%           0
100 Mill Plain Road, 3rd Floor
Danbury, CT 06811

Hunter Singer (4)                    111,115            111,115                 *             0
200 E.  82nd Street
New York, NY 10028

Michael Jacobs (4)                   40,000             40,000                 *             0
310 E.  44th Street
New York, NY 10017

Blue Mountain Investments, LLC (4)   151,515            151,515               1.4%            0
c/o Los Quadro & Zerbo
17 State Street, 3rd Floor
New York, NY 10004

Joseph B. LaRocco, Esq.              37,000             37,000                 *             0
49 Locust Ave., Suite 107
New Canaan, CT 06840

National Financial                   200,000(5)         400,000(5)            2.7%           0
Communications Corp.
1040 Great Plain Avenue
Needham, MA 02492

Scooter Investments, Ltd.(6)         30,000             30,000                 *            0
30-11100 Railway Ave.
Richmond, British Columbia V7E 2B9

Keith Balcaen (6)                    27,888             27,888                 *            0
9933 Hill Drive
Vernon, British Columbia V1B 3C8

Pat Heron (6)                        20,000             20,000                 *            0
246 Greenoch Crescent
Edmonton, Alberta
Canada T6L 1B4

*    Less than 1%.

                                       37




(1)  Assumes all shares are sold by the selling shareholder.

(2) Based on shares owned at prospectus date (75,757 shares for Dutchess Fund, 227,272 shares for Dutchess Advisors, Ltd., no shares for DRH) plus 2,000,000 shares which may be sold under the Investment Agreement to each of Dutchess Fund and DRH.

(3) Dutchess Fund and DRH, investors under the Investment Agreement, are statutory underwriters under section 2(a)(11) of the 1933 Act. The principals of Dutchess Fund are Dutchess Capital Management LLC, its general partner, and Michael A. Novielli and Douglas H. Leighton, managing members and principal owners of the general partner. Mr. Novielli and Mr. Leighton exercise voting and investment power over the company's shares owned by Dutchess Fund. The principals of DRH are David Danovitch, Alfred Hahnfeldt and Hunter Singer; these individuals exercise voting and investment power over the company's shares owned by DRH. The principals of Dutchess Advisors, Ltd., advisor to Dutchess Fund, are Michael A. Novielli and Douglas H. Leighton. These individuals exercise voting and investment power over the company's shares owned by Dutchess Advisors. May Davis Group, Inc. is a statutory underwriter of this offering under section 2(a)(11) of the 1933 Act. The principals of May Davis Group are Owen May, chairman, and Kevin Davis, president. Mr. May and Mr. Davis exercise voting and investment power over the company's shares owned by May Davis Group, Inc. See "Financing Transactions - Investment Agreement" above, and "Plan of Distribution" below.

(4) Hunter Singer, Michael Jacobs and Owen May are associated with May Davis Group, Inc., and Mr. May also is chairman of the board of directors of May Davis Group, Inc. See "Financing Transactions - Investment Agreement" above, and "Plan of Distribution" below. Hunter Singer also is a principal of DRH (see footnote 3 above). Blue Mountain Investments, LLC is a Delaware limited liability company owned and managed by Mr. May, with a minority passive interest owned by a member of his immediately family. Mr. Singer, Mr. Jacobs and Blue Mountain are statutory underwriters under section 2(a)(11) of the 1933 Act.

(5) Includes 200,000 shares we have agreed to issue, and 200,000 shares issuable on exercise of three year options at $1.00 per share. See "Financing Transactions - Public Relations Agreement." NFC is not an underwriter of this offering.

(6) A cash investor who bought restricted stock, and who is not an affiliate of the company.

     The shares owned or to be owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which these persons make offers to sell or sell the covered securities pursuant to rule 415.

     PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     O ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     O block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     O purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     O an exchange distribution in accordance with the rules of the applicable exchange;

     O    privately negotiated transactions;

     O    short sales;

     O broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     O    a combination of any such methods of sale; and

     O    any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under rule 144, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the company or derivatives of company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders have advised the company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker- dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. and their affiliates (for Dutchess Fund, Dutchess Advisors, Ltd. and Dutchess Management LLC) are each an "underwriter" under section 2(a)(11) of the 1933 Act, in connection with the resale of common stock under the Investment Agreement. Dutchess Fund and DRH will pay us 93% of the market price for our common stock, determined in accordance with the Investment Agreement (see "Financing Transactions - Investment Agreement"). The discount on the purchase of the common stock to be received by them will be an underwriting discount. We retained May Davis Group, Inc. as placement agent in connection with the financing facility under the Investment Agreement. May Davis Group, Inc. will be paid a commission of 3.5% of each investing transaction by Dutchess Fund and DRH under the Investment Agreement. This cash commission is in addition to the 303,030 shares of common stock issued to May Davis Group, Inc. as a placement fee under the terms of the Investment Agreement upon its execution on October 4, 2001. Dutchess Advisors, Ltd. is acting in an advisory capacity to Dutchess Fund and the company has agreed to pay Dutchess Advisors, Ltd. as its advisory fee 3.5% of each investing transaction and has issued 227,272 shares of common stock to Dutchess Advisors, Ltd. The company also has issued 75,757 shares of common stock to Dutchess Fund as an inducement to enter into the Investment Agreement.

     Other selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act.

     We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling shareholders. The company has agreed to indemnify certain selling shareholders (Dutchess Fund, DRH, and Dutchess Advisors) against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the 1933 Act is against public policy, and therefore is unenforceable.

     Upon the company being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to rule 424(b) under the 1933 Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     We have advised the selling shareholders that the anti-manipulative provisions of the Securities and Exchange Commission's regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of the shares offered under this prospectus. Regulation M provides that any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling shareholders will be subject to other provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales by the selling shareholders.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue 15,000,000 shares of common stock ($.001 par value).

     Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Cumulative voting is not permitted in elections of directors or otherwise. The presence in person or by proxy of the holders of a majority of the outstanding common stock is required to constitute a quorum at any shareholders meeting. If a quorum is present, proposals are passed if approved by the holders of a majority of the votes present, except for substantive corporate matters (such as a merger, sale of assets or amendment to articles of incorporation, which matters must be approved by the holders of a majority of outstanding shares under Nevada law). In addition, if there is preferred stock outstanding, the holders of the preferred stock would be entitled to vote as a separate class on such substantive corporate transactions.

     A minimum of 10 days notice is required to be given for any shareholders meeting.

     Our board of directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of its present shareholders and which may dilute the book value of the common stock.

     Shareholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

     Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends and do not intend to pay dividends in the foreseeable future.

PREFERRED STOCK

     We are authorized to issue 10,000,000 shares of preferred stock ($.001 par value). The board of directors has authority, without action by the shareholders, to issue preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Preferred stock may carry rights superior to those of the common stock. No series of preferred stock has been authorized, and no shares of preferred stock have been issued.

     Reference is made to our certificate of incorporation and by-laws which are available for inspection at our offices or which can be viewed through the EDGAR data base at http://www.sec.gov as exhibits to the registration statement on Form SB-2. Reference is also made to applicable statutes of the state of Nevada for laws concerning rights of shareholders.

WARRANTS

     Warrants to purchase a total of 36,000 shares have been issued to three investors (one Canadian resident, and two private companies controlled and owned by Canadian residents) for $0.35 per share, expiring on January 8, 2004; and warrants to purchase a total of 10,000 shares have been issued to a Canadian investor for $0.35 per share, expiring on February 11, 2004. The purchase price of $0.35 per share represents a discount of approximately 50% from market prices at the time of issuance.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Nevada law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

                                LEGAL PROCEEDINGS

     The company is not a party to current litigation and no notice of possible claims against the company has been received.

                                  LEGAL MATTERS

     The validity of the issuance of the shares offered hereby will be passed upon for us by The Law Office of Stephen E. Rounds, Denver, Colorado. Dutchess Private Equities Fund and DRH Investment Company LLC are represented in connection with the Investment Agreement by Joseph B. LaRocco, New Canaan, Connecticut. Mr. LaRocco owns 37,000 shares of common stock in the company.

                                     EXPERTS


     Our financial statements as of December 31, 2001 and for the two years then ended, have been included in this prospectus in reliance on the report of Murphy, Bennington & Co., Las Vegas, Nevada. Their reports are included upon the authority of such firm as experts in accounting and auditing.

                             CAN-CAL RESOURCES, LTD.



                          INDEX TO FINANCIAL STATEMENTS



FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000                            PAGE

INDEPENDENT AUDITORS' REPORT                                                 44

FINANCIAL STATEMENTS:
        Balance sheets                                                       45
        Statements of operations                                             46
        Statements of changes in stockholders' deficit                       47
        Statements of cash flows                                             48
        Notes to financial statements                                     49-62

SUPPLEMENTARY SCHEDULE:
        Supplemental schedule I-- Costs and expenses                         63

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Can-Cal Resources Ltd.
Las Vegas, Nevada

We have audited the accompanying balance sheets of Can-Cal Resources Ltd. (a Nevada corporation) as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


As more fully described in Note 14, the Company restated its financial statements for the years ended December 31, 2000 and 1999 to expense previously capitalized costs. Additionally, an error resulting in the overstatement of previously reported gain on disposal of its subsidiary as of December 31, 1999 was discovered by management during the current year. Accordingly, the 1999 financial statements have been restated and an adjustment was made to retained earnings as of December 31, 1999 to correct the error.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Can-Cal Resources Ltd. as of December 31, 2001 and 2000, and the results of operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Murphy, Bennington & Co.,  CPAs




Las Vegas, NV

February 28, 2002 (Except for Note 14), as to which the date is January 14, 2002

CAN-CAL RESOURCES, LTD.

BALANCE SHEETS

DECEMBER 31, 2001 AND 2000
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)


ASSETS                                                                  2001             2000
                                                                     -----------     ------------
                                                                                     (As Restated)
CURRENT ASSETS:
        Cash                                                         $    14,800      $   510,800
        Notes receivable, related parties (Note 2)                        57,400           48,100
        Prepaid expenses                                                  13,100             --
        Current portion of note receivable                                  --             53,000
                                                                     -----------      -----------
          Total current assets                                            85,300          611,900

PROPERTY AND EQUIPMENT, NET (NOTES 1 AND 3)                               48,600           72,400

OTHER ASSETS (NOTE 4)                                                      2,000           17,300
                                                                     -----------      -----------
                                                                     $   135,900      $   701,600
                                                                     ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
        Bank overdrafts                                              $      --        $    14,200
        Accounts payable                                                  32,400           51,300
        Accrued expenses                                                  73,100           33,800
        Notes payable, current portion                                    50,000           32,500
                                                                     -----------      -----------
          Total current liabilities                                      155,500          131,800

NOTE PAYABLE, (NOTE 6)                                                   348,000          300,000

NOTES PAYABLE, RELATED PARTIES (NOTE 7)                                  104,000          119,200
                                                                     -----------      -----------
                                                                         607,500          551,000
                                                                     -----------      -----------

STOCKHOLDERS' EQUITY:
        Common stock, $.001 par value; authorized, 15,000,000
           shares; issued and outstanding, 10,158,738 and
          9,372,791 shares respectively                                   10,200            9,400
        Preferred stock, $.001 par value; authorized, 10,000,000
          shares; none issued or outstanding                                --               --
        Additional paid-in-capital                                     3,490,100        3,408,600
        Accumulated deficit                                           (3,971,900)      (3,267,400)
                                                                     -----------      -----------
                                                                        (471,600)         150,600
                                                                     -----------      -----------

                                                                     $   135,900      $   701,600
                                                                     ===========      ===========



                     The accompanying notes are an integral
                part of these consolidated financial statements.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2001 AND 2000
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)

                                                   2001             2000
                                                -----------     ------------
                                                                (As Restated)
REVENUES
        Rental revenue                          $    22,500      $    22,500
                                                -----------      -----------
                                                     22,500           22,500
                                                -----------      -----------

COSTS AND EXPENSES                                  677,500        1,012,200
                                                -----------      -----------

LOSS FROM OPERATIONS                               (655,000)        (989,700)

OTHER INCOME (EXPENSES):
        Other income                                    800           10,300
        Gain on sale of equipment                      --             20,300
        Interest income                              10,500           12,300
        Interest expense                            (60,800)         (15,700)
                                                -----------      -----------

NET INCOME(LOSS) FROM CONTINUING OPERATIONS        (704,500)        (962,500)
                                                -----------      -----------

PROVISION FOR INCOME TAXES                             --               --

NET INCOME (LOSS)                               $  (704,500)     $  (962,500)
                                                ===========      ===========


NET INCOME (LOSS) PER SHARE OF COMMON
STOCK AND COMMON STOCK EQUIVALENTS:

BASIC EPS
        Net loss from continuing operations     $     (0.07)     $     (0.11)
                                                ===========      ===========
        Weighted average shares outstanding       9,569,166        8,811,282
                                                ===========      ===========

DILUTED EPS
        Net loss from continuing operations     $     (0.07)     $     (0.11)
                                                ===========      ===========
        Weighted average shares outstanding       9,569,166        8,811,282
                                                ===========      ===========



                     The accompanying notes are an integral
                part of these consolidated financial statements.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

YEARS ENDED DECEMBER 31, 2001 AND 2000
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)



                                                                         ADDITIONAL                         TOTAL
                                                                           PAID-IN       ACCUMULATED     STOCKHOLDERS'
                                               COMMON STOCK                CAPITAL         DEFICIT          DEFICIT
                                         --------------------------     -----------     -------------    -------------
                                           SHARES          AMOUNT                       (As Restated)
                                         ----------     -----------

BALANCE, DECEMBER 31, 1999                8,253,782     $     8,200     $ 2,460,200     $(2,304,900)     $   163,500
      Issuance of common stock            1,119,009           1,200         948,400            --            949,600
      Net income (loss) for the year           --              --              --          (962,500)        (962,500)
                                         ----------     -----------     -----------     -----------      -----------
BALANCE, DECEMBER 31, 2000                9,372,791           9,400       3,408,600      (3,267,400)         150,600
      Issuance of common stock              785,947             800          81,500            --             82,300
      Net income (loss) for the year           --              --              --          (704,500)        (704,500)
                                         ----------     -----------     -----------     -----------      -----------
BALANCE, DECEMBER 31, 2001               10,158,738     $    10,200     $ 3,490,100     $(3,971,900)     $  (471,600)
                                         ==========     ===========     ===========     ===========      ===========





                     The accompanying notes are an integral
                part of these consolidated financial statements.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2001 AND 2000
(ROUNDED TO THE NEAREST HUNDRED)


                                                               2001              2000
                                                           ------------     -------------
                                                                             (As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS                                                   $  (704,500)     $  (962,500)
      Adjustments to reconcile net income to net cash
        provided by operating activities:
         Depreciation                                           26,400           31,000
         Provision for losses on notes receivable               47,400           53,300
         Gain on sale of equipment                                --            (20,300)
         Changes in operating assets and liabilities:
           (Increase) decrease in interest receivable           (3,700)          (3,400)
           (Increase) decrease in prepaid expenses             (13,100)           1,200
           (Increase) decrease in other assets                  15,300          (10,300)
           Increase (decrease) in accounts payable and
             other current liabilities                          64,300           59,300
                                                           -----------      -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES              (567,900)        (851,700)
                                                           -----------      -----------
CASH FLOW FROM INVESTING ACTIVITIES:
      Purchase of property and equipment                        (2,600)         (42,000)
      Sale of equipment                                           --             20,300
      Loans made                                                  --             (5,000)
                                                           -----------      -----------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                (2,600)         (26,700)
                                                           -----------      -----------
CASH FLOW FROM FINANCING ACTIVITIES:
      Increase (decrease) in related party debt                (15,100)         104,400
      Principal payments on note payable                       (22,500)         (30,800)
      Bank overdraft                                           (14,200)          14,200
      Proceeds from issuance of common stock                    82,300          949,600
      Proceeds from debt issuance                               44,000          300,000
                                                           -----------      -----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                74,500        1,337,400

NET INCREASE (DECREASE) IN CASH                               (496,000)         459,000
CASH AT BEGINNING OF YEAR                                      510,800           51,800
                                                           -----------      -----------
CASH AT END OF YEAR                                        $    14,800      $   510,800
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR:
      Interest                                             $      --        $      --
                                                           ===========      ===========
      Income taxes                                         $      --        $      --
                                                           ===========      ===========




                     The accompanying notes are an integral
                part of these consolidated financial statements.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Organization and nature of business:

     Can-Cal Resources, Ltd. ( the "Company") is a corporation formed under the laws of the State of Nevada on March 22, 1995. The company is engaged in the precious metal processing industry and other investment opportunities.

     Company's activities and operating cycle:

     In the course of its activities, the Company has sustained continuing operating losses and expects such losses to continue for the foreseeable future. The Company plans to continue to fund its operations with various types of financing including borrowings and sales of stock, and, in the longer term, revenues from sales. The Company's ability to continue as a going concern is dependent upon future financing and ultimately upon achieving profitable operations.

     Revenue recognition:

     Precious metals sales are recognized when delivery has occurred, title passes and pricing is either fixed or determinable. All precious metal sales are made in accordance with standard sales contracts that the Company enters into with third parties.

     Rental revenues are recognized on a pro-rata basis over the term of the lease.

     Basis of accounting:

     The Company prepares its financial statements in accordance with generally accepted accounting principles.

     Cash and cash equivalents:

     Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value

     Property, equipment and depreciation:

     Property and equipment are stated at cost less accumulated depreciation.
       Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The amounts of depreciation provided are sufficient to charge the cost of the related assets to operations over their estimated useful lives.

     The cost of maintenance and repairs is charged to expense as incurred.
       Expenditures for betterments and renewals are capitalized. Upon sale or other disposition of depreciable property, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     Property evaluations:

     Long lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If deemed impaired, an impairment loss is measured and recorded based on the fair value of the asset, which generally will be computed using discounted expected future cash flows.

     Undeveloped properties upon which the Company has not performed sufficient exploration work to determine whether significant mineralization exists are carried at original acquisition cost. If it is determined that significant mineralization does not exist, an impairment loss is measured and recorded based on the fair value of the property at the time of such determination.

     Joint ventures:

     Investments in joint ventures in which the company has a 20% to 50% interest are carried at cost and adjusted for the Company's proportionate share of their undistributed earnings or losses.

     Concentration of credit risk:

     A majority of the Company's business activity is with customers primarily located in the metropolitan area of Las Vegas, NV.

     The company maintains multiple cash balances at financial institutions located in Las Vegas, NV. The accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of December 31, 2001, the Company had no deposits in excess of FDIC limits.

     Income taxes:

     The Company accounts for income taxes under Statement of Financial
       Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach to account for income taxes. The Company provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future years based on the reporting of certain costs in different periods for financial statement and income tax purposes.

     Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

2.   NOTES RECEIVABLE (RELATED PARTIES):

     Notes receivable, related parties, at December 31, 2001 and 2000 consisted of the following:


                                                                          2001            2000
                                                                        ---------      ---------
            Note receivable from S&S Joint Venture, a joint
               venture partner, unsecured, interest
               imputed at 8%, due on demand                             $  28,000      $  28,000
            Note receivable from an individual, unsecured,
               interest imputed at 8%, due on demand                       12,000         12,000
            Accrued interest receivable                                    17,400         13,900
                                                                        ---------      ---------
                                                                           57,400         53,900
            Allowance for uncollectible accounts                             --            5,800
                                                                        ---------      ---------
                                                                        $  57,400      $  48,100
                                                                        =========      =========

3.   PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 2001 and 2000 consisted of the following:


                                                                           2001           2000
                                                                        ---------      ----------
            Machinery and equipment                                     $  97,600      $  95,100
            Transportation equipment                                       18,400         18,400
            Office equipment and furniture                                 14,200         14,200
                                                                        ---------      ---------
                                                                          130,200        127,700
            Less accumulated depreciation                                 (81,600)       (55,300)
                                                                        ---------      ---------
                                                                        $  48,600      $  72,400
                                                                        =========      =========

     Depreciation expense for the years ended December 31,2001 and 2000 totaled
       $26,400 and $31,000 respectively.

4.    OTHER ASSETS:

      Other assets at December 31, 2001 and 2000 consisted of the following:


                                                                           2001           2000
                                                                        ---------      ---------
            Note receivable from Tyro, Inc., and principals,
               a corporation, secured, by equipment, interest
               accrued at 6% per annum, due on demand                   $    --        $  53,300
            Deposits                                                        2,000          6,800
            Non-destructive testing supplies                                 --           10,500
            Allowance for uncollectible notes                                --          (53,300)
                                                                        ---------      ---------
                                                                        $   2,000      $  17,300
                                                                        =========      =========

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

5.   NOTES PAYABLE:

     Notes payable at December 31, 2001 and 2000 consisted of the following:


                                                                          2001           2000
                                                                       ----------      ---------
      Note payable to lender; secured by 1st deed of trust;
         interest at 8.00% per annum, matures July 31, 2001             $  10,000      $  32,500

      Note payable to lender;  secured by deed of trust;
         interest at 6.00% per annum, matures May 27, 2002                 25,000           --

      Note payable to lender,  secured by deed of trust;
         interest at 6.00% per annum, matures June 28, 2002                15,000           --

      Note payable to lender; secured by 2nd deed of trust;
         interest at 16.00% per annum, matures
         November 24, 2005                                                348,000        300,000
                                                                        ---------      ---------
                                                                          398,000        332,500
      Less current portion                                                 50,000         32,500
                                                                        ---------      ---------
                                                                        $ 348,000      $ 300,000
                                                                        =========      =========


6.    NOTE PAYABLE, RELATED PARTIES:

      Notes payable, related parties, at December 31, 2001 and 2000 consisted of the following:

                                                                          2001           2000
                                                                        ---------      ---------
      Note payable to shareholder; unsecured; interest
         at prime plus 1.00% per annum, due on demand                   $  76,100      $ 114,700

      Note payable to shareholder; unsecured, interest
         at 20.74%, due on demand                                          21,600           --

      Note payable to shareholder; unsecured; interest at
         prime plus 1.00% per annum, due on demand                          6,300          4,500
                                                                        ---------      ---------
                                                                        $ 104,000      $ 119,200
                                                                        =========      =========

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

7.   STOCKHOLDERS' EQUITY:

     Common stock:

     On February 27, 2000, the Board of Directors approved the sale of 500,000 shares of Can-Cal common stock to three of its directors (all of whom reside in Canada), an offshore trust and another person affiliated with the Company.

     On July 3, 2000, the Board of Directors exercised the option to acquire technology related to the extraction and processing of ore and, in accordance with the agreement with the two owners of that technology, issued 200,000 shares of Can-Cal's common stock to them.

     On November 24, 2000, the Company borrowed $300,000 from a lender. As part of the transaction, the Company issued 45,000 shares of its common stock as a loan placement fee and granted the lender an option to purchase up to 300,000 shares of its common stock. On November 24, 2000, the lender exercised its option in full and purchased 300,000 shares of Can-Cal's common stock.

     In July 2000 the Board of Directors authorized the sale of 74,009 shares of its common stock to eight persons, all of whom reside outside the United States. 46,670 shares were sold during the third quarter and the remaining 27,339 shares were sold during the fourth quarter. All of those shares were issued on December 15, 2000.

     In September, 2001, the Board of Directors authorized the sale of 20,000 shares of its common stock to an individual.

     During October, 2001 the company signed an Investment Agreement with two funds (Dutchess Private Equities Fund LP and DRH Investment Company LLC) to sell to those funds up to $8,000,000 in common stock of the company, for a period of three years.

     In connection with the Investment Agreement, the company issued 606,059 shares of restricted common stock to Dutchess Fund and its advisor, and to a broker-dealer firm, for services valued at $400,000, to induce those entities to enter into the Investment Agreement and perform services contemplated under such agreement. The company also issued 37,000 shares of restricted common stock to the attorney for Dutchess Fund.

     On November 2, 2001 the Board of Directors approved the sale of 82,888 shares of restricted common stock.

     On December 12, 2001 the Board of Director approved the sale of 40,000 shares of restricted common stock.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

8.   STOCK OPTIONS:

     The company entered into an agreement with a consultant on January 8, 2001.
       If the Company was producing or able to produce precious metals from the volcanic cinder material during the term of the agreement, the Company agreed to grant the consultant a three-year option to purchase up to 40,000 shares of its common stock. The exercise price was to be equal to the closing price of the stock on January 8, 2001. The agreement terminated on November 1, 2001 without producing precious metals, and therefore, the options were not granted.

     The company has signed a consulting agreement with a public relations firm, and have authorized the issuance and will deliver certificates for up to 200,000 shares over the next 12 months to pay for services and costs. Further, the company has agreed to issue to the public relations firm options to purchase another 200,000 at $1.00 per share. These options are to expire in September 2004.

9.   COMMITMENTS AND CONTINGENCIES:

Lease commitments:

Facilities:

     The Company has entered into an interim agreement with an individual, to lease a facility in Nye County, Nevada. The agreement stipulates rent of $1,000 per month and includes a purchase option. At December 31, 2001, the lease was terminated and the Company was searching for a new location on which to construct a facility.

     Mining Claims:

     The Company has a lease and purchase option agreement covering six patented mining claims in the Cerbat Mountains, Hualapai Mining District, Mohave County Arizona. The Company pays $1,500 per quarter as minimum advance royalties. The Company has the option to purchase the property for $250,000 less payments already made.

     Auto leases:

     The Company entered into two operating leases for automobiles that expire during the year 2002 and 2004, respectively. The monthly lease payments currently total $1,246 per month. Lease payments for the year ended December 31, 2001 and 2000 totaled $9,200 and $14,900.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

9.   COMMITMENTS AND CONTINGENCIES (CONTINUED):

     The Company leases space for the operations of the Company under a month to month lease.

     Minimum future rental payments under these noncancellable operating leases for each of the next five years
         and in aggregate are as follows:


         YEAR ENDING
         DECEMBER 31,
       ----------------
           2002                                                             $  13,100
           2003                                                                 9,500
           2004                                                                 7,100
           2005                                                                   --
           2006                                                                   --
        Thereafter                                                                --
                                                                            ---------
                                                                            $  29,700
                                                                            =========

10.  INCOME TAXES:

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The temporary difference that gave rise to the deferred tax asset is primarily as follows:


        Net operating loss carry forward - December 31, 2001              $   704,500
        Net operating loss carry forward - December 31, 2000                  962,500
        Net operating loss carry forward - December 31, 1999                  922,100
        Net operating loss carry forward - December 31, 1998                  353,000
        Net operating loss carry forward - December 31, 1997                1,044,700
                                                                          -----------
                                                                            3,282,300

        Deferred tax assets                                                 1,116,000
        Total valuation allowance recognized for deferred tax assets       (1,116,000)
                                                                           ----------
        Net deferred tax asset                                            $      --
                                                                          ===========

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

11.  NONCASH INVESTING AND FINANCING ACTIVITIES:

     During 2000, the Company issued 200,000 shares of common stock for technology related to extracting & processing ore.

     The Company issued 45,000 shares of common stock as a loan placement fee.

     Interest receivable from related parties increased by $3,700 in 2001.
       Accrued interest payable to related parties increased by $9,600

12.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standard ("SFAS"). 107 "Disclosures About
       Fair Value of Financial Instruments" requires disclosure of the estimated fair value of certain financial instruments. The Company has estimated the fair value of its financial instruments using available market data to develop estimates of fair value. The use of different market assumptions or methodologies may have a material effect on the estimates of fair values. The carrying amounts of cash, receivables, accounts payable, accrued expenses and notes payable approximate fair value due to short-term maturities or market rates of interest.

13.  SUBSEQUENT EVENTS:

     The company signed a consulting agreement (see Note 8) with a public relations firm on September 15, 2001, which was subsequently amended on March 22, 2002 (effective September 15, 2001). Pursuant to the amendment, the agreement was suspended from October 31, 2001 through March 25, 2002. The company paid $5,000 cash for the first month of service (October
       2001), and has agreed to issue up to 200,000 shares to the public relations firm for services and expenses. 40,000 shares will be issued as payment for services for April and May 2002. Further, the company has agreed to issue to the public relations firm options to purchase another 200,000 at $1.00 per share. These options are to expire in September 2004.

     In January 2002, the Company reached an agreement with a lender whereby
       $48,000 in interest due in November 2001 was satisfied by the company issuing 309,677 restricted shares of common stock.

     In January 2002, the Company approved the sale of 36,000 restricted common shares for $12,500. Along with those shares the Company issued warrants to purchase an additional 36,000 restricted shares at a price of $0.35 per share. These warrants will expire in January 2004 if not exercised.

     In February 2002, the Company approved the sale of 10,000 restricted common shares for $3,500. Along with those shares the Company issued warrants to purchase an additional 10,000 restricted shares at a price of $0.35 per share. These warrants will expire in February 2004 if not exercised.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

14.  RESTATED FINANCIAL STATEMENTS:


     After issuing Can-Cal's 2000 and 1999 financial statements and filing Form
       10-KSB with the Securities and Exchange Commission ("SEC"), management determined it was necessary to revise its financial statements to expense previously capitalized costs associated with its Pisgah property and the Cerbat and Erosion mining claims, and the S&S Mining Joint Venture and recognize rental revenues in the period earned. An error, resulting in the overstatement of previously reported gains was discovered by management during 2001. In the 1999 restated financial statements, the Company eliminated a gain of $116,400 on the sale of its wholly owned subsidiary which was originally reported as a component of income on the Statement of Operations. Upon restatement, the $116,400 is shown as an adjustment to 1999 retained earnings.


     Because the level of engineering and other exploration work completed on the Company's properties does not meet the criteria for a full feasibility study, the Company has reclassified its land holdings. As a result of this reclassification, the Company has revised it financial statements to expense previously capitalized land costs. Based on this information the Company recorded $567,100, $22,905, and $13,500 of impairment charges in 1999 relating to the impairment charges of the Pisgah property, the Erosion mining claims, and the Cerbat mining claims.

     The Company is focusing its efforts on the testing program at its Pisgah location and has discontinued testing on the Owl Canyon property. The Company cannot accurately predict future cash flows, if any, from this property. Consequently, the Company recorded an impairment charge of $19,000 on its joint venture in the restated 1999 financial statements.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

14.  RESTATED FINANCIAL STATEMENTS (CONTINUED):


                                                                               1999
                                                                          -------------
ASSETS                                                                    (As Restated)

CURRENT ASSETS:
   Cash                                                                   $     51,800
   Notes receivable, related parties (Note 2)                                   44,700
   Prepaid expenses                                                              1,200
   Current portion of note receivable                                           48,000
                                                                          ------------
         Total current assets                                                  145,700

PROPERTY AND EQUIPMENT, NET (NOTES 1 AND 3)                                     61,400

OTHER ASSETS (NOTE 4)                                                           58,900
                                                                          ------------
                                                                          $    266,000
                                                                          ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Bank overdrafts                                                        $       --
   Accounts payable                                                              7,100
   Accrued expenses                                                             18,800
   Notes payable, current portion                                                6,800
                                                                          ------------
         Total current liabilities                                              32,700

NOTE PAYABLE, (NOTE 6)                                                          55,000

NOTES PAYABLE, RELATED PARTIES (NOTE 7)                                         14,800
                                                                          ------------
                                                                               102,500
                                                                          ------------

STOCKHOLDERS' EQUITY:
   Common stock, $.001 par value; authorized, 15,000,000
         shares; issued and outstanding, 9,372,791 and                       8,253,783
         shares respectively                                                     8,200
   Preferred stock, $.001 par value; authorized, 10,000,000
         shares; none issued or outstanding                                       --
   Additional paid-in-capital                                                2,460,200
   Accumulated deficit                                                      (2,304,900)
                                                                          ------------
                                                                               163,500
                                                                          ------------
                                                                          $    266,000
                                                                          ============

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

14.  RESTATED FINANCIAL STATEMENTS (CONTINUED):


                                                                            12 MONTHS
                                                                              ENDED
                                                                           DECEMBER 31,
                                                                              1999
                                                                          ------------
                                                                          (As Restated)
REVENUES
   Exploration revenue                                                    $      3,700
   Rental revenue                                                               22,500
                                                                          ------------
                                                                                26,200
                                                                          ------------

COSTS AND EXPENSES                                                           1,237,100
                                                                          ------------

LOSS FROM OPERATIONS                                                        (1,210,900)

OTHER INCOME (EXPENSES):
   Other income                                                                   --
   Gain on sale of equipment                                                      --
   Interest income                                                               7,200
   Interest expense                                                             (9,100)
                                                                          ------------

NET INCOME(LOSS) FROM CONTINUING OPERATIONS                                 (1,212,800)
                                                                          ------------

INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
   Income (loss) from discontinued
      automobile salvage division                                              174,300


                                                                               116,400

                                                                          ------------

NET INCOME (LOSS)                                                         $ (1,038,500)
                                                                          ============


NET INCOME (LOSS) PER SHARE OF COMMON STOCK AND COMMON
STOCK EQUIVALENTS:

BASIC EPS


   Net loss from continuing operations                                    $      (0.13)

                                                                          ============
   Weighted average shares outstanding                                       7,907,054
                                                                          ============

DILUTED EPS


   Net loss from continuing operations                                    $      (0.13)
                                                                          ============

   Weighted average shares outstanding                                       7,907,054
                                                                          ============

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

CAN-CAL RESOURCES LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000


14.  RESTATED FINANCIAL STATEMENTS (CONTINUED):



                                                                       ADDITIONAL                   CUMULATIVE      TOTAL
                                                                        PAID-IN     ACCUMULATED    TRANSLATION  STOCKHOLDERS'
                                                    COMMON STOCK        CAPITAL       DEFICIT       ADJUSTMENT     EQUITY
                                                ------------------   ------------  -------------   -----------  -------------
                                                 SHARES    AMOUNT
                                                ---------  ------


BALANCE, DECEMBER 31, 1998                      7,005,161   7,000    $  1,887,600  $ (1,397,800)   $    8,500   $    505,300
   Issuance of common stock                     1,248,621   1,200         572,600          --            --          573,800
   Foreign currency translation adjustment           --      --              --            --         (11,800)       (11,800)
   Realized foreign currency gain                    --      --              --            --           3,300          3,300
   Prior period adjustment                           --      --              --        15,000            --           15,000
   Elimination of subsidiary upon disposal           --      --              --        16,400            --          116,400
   Net income (loss) for the year                    --      --              --    (1,308,500)           --       (1,038,500)

                                                ---------   -----    ------------  ------------   -----------   ------------
BALANCE, DECEMBER 31, 1999 (Restated)           8,253,782   8,200    $  2,460,200  $ (2,304,900)  $      --     $    163,500
                                                =========   =====    ============  =============  ===========   ============

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

14.   RESTATED FINANCIAL STATEMENTS (CONTINUED):

                                                                  12 MONTHS
                                                                    ENDED
                                                                 DECEMBER 31,
                                                                     1999
                                                                (As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:

NET LOSS                                                        $ (1,038,500)
   Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation                                                    18,700
      Provision for uncollectible notes                               15,000
                                                                    (116,400)
      Impairment loss on mining properties                           622,500
      Changes in operating assets and liabilities:

         (Increase) decrease in accounts receivable                    2,800
         (Increase) decrease in inventories                           72,500
         (Increase) decrease in prepaid expenses                       5,400
         Increase (decrease) in accounts payable and
            other current liabilities                                (13,100)
                                                                ------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                    (314,700)
                                                                ------------
CASH FLOW FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                (57,400)
   Sale of equipment                                                   4,400
   Loan to an individual                                             (47,000)
                                                                ------------
NET CASH PROVIDED BY INVESTING ACTIVITIES                           (100,000)
                                                                ------------
CASH FLOW FROM FINANCING ACTIVITIES:
   Decrease in related party debt                                   (120,800)
   Principal payments on note payable                                (22,500)
   Principal payments on line of credit                              (12,400)
   Proceeds from issuance of common stock                            573,700
   Proceeds from debt issuance                                         6,900
                                                                ------------
NET CASH USED BY FINANCING ACTIVITIES                                424,900
NET INCREASE (DECREASE) IN CASH                                       10,200
CASH AT BEGINNING OF YEAR                                             41,600
                                                                ------------
CASH AT END OF YEAR                                             $     51,800
                                                                ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR:
   Interest                                                     $       --
                                                                ============
   Income taxes                                                 $       --
                                                                ============

CAN-CAL RESOURCES, LTD.

SUPPLEMENTAL SCHEDULE I --
COSTS AND EXPENSES

YEARS  ENDED DECEMBER 31, 2001 AND 2000


                                      THREE MONTHS     THREE MONTHS
                                         ENDED            ENDED           YEAR ENDED      YEAR ENDED
                                      DECEMBER 31,     DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                         2001             2000              2001              2000
                                      ------------     ------------     -------------    ------------
COSTS AND EXPENSES:
   Consulting                         $     31,000     $      4,700     $     166,500    $     69,600
   Mine exploration costs                   20,500           80,200           131,800         534,700
   Travel and entertainment                  6,200            6,800            63,800          65,300
   Office expense                           10,200           15,400            54,800          41,600
   Bad debt expense                         47,400           53,300            47,400          53,300
   Insurance                                17,800           16,700            42,300          54,800
   Accounting and legal                     16,600           29,100            33,900          59,300
   Salaries and wages                       15,000             --              30,000            --
   Depreciation and amortization             6,700            9,900            26,400          31,000
   Office rent                             (1,500)            8,700            22,300          33,900
   Miscellaneous                            10,100            8,000            16,200          14,300
   Telephone                                 1,900            1,600            10,400           9,300
   Utilities                                 3,200            1,000            10,000           3,800
   Lease expense                             2,300           14,900             9,200          14,900
   Repairs and maintenance                     800            3,600             5,600           3,600
   Advertising and promotion                 1,100            9,800             4,200          22,500
   Payroll taxes                             1,300             --               2,400            --
   Bank charges                                100             --                 300             300
                                      ------------     ------------     -------------    ------------
                                      $    190,700     $    263,700     $     677,500    $  1,012,200
                                      ============     ============     =============    ============




                        See independent auditors' report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The bylaws provide that directors and officers shall be indemnified by the corporation against expenses incurred in connection with the defense of any action, suit or proceeding in which they are made parties by reason of being or having been directors or officers of the corporation, except in relation to matters as to which they are adjudged in such matter to be liable for negligence or misconduct in the performance of duty. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled by agreement, vote of stockholders, or otherwise. In addition, the Nevada Corporation Act permits indemnification of directors and officers against such expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee.........................$  1,223.78
National Association of Securities Dealers, Inc. examination fee............        n/a
Accounting .................................................................   2,000.00
Legal fees and expenses.....................................................  25,000.00
Printing ...................................................................     300.00
Blue Sky fees and expenses (excluding legal fees)...........................   1,000.00
Transfer agent .............................................................        n/a
Escrow agent................................................................        n/a
Miscellaneous...............................................................   5,722.00

Total.......................................................................$ 35,245.78

The Registrant will pay all of these expenses.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES. In the 49 months ending January 31, 2002, the registrant has sold the following unregistered securities. Where shares were sold at a discount from market prices, the discount was made for the restricted status of the shares as subject to Rule 144.

     A.     1998.
     (1)    For cash:        837,509 restricted common shares for $360,780:
                             703,571 shares to directors and family companies at $.35 to .45 per share, in July, October and December 1998; and 133,938 shares to three Canadian citizens and one U.S. citizen at $.40 to $.41 per share, in October and December 1998. The stock prices were determined by the board of directors, including those who bought stock personally or whose family companies bought stock. The stock prices were determined by discounts of approximately 50% from market prices at the relevant times. Regulation S exemption from registration for the Canadians, section 4(2) for U.S. citizen. Complete information about the company and the stock offerings was provided to investors in the form of a private placement memorandum. No commissions were paid.

     B.     1999.
     (1)    For cash:        925,500 restricted common shares for $429,500:
                             367,500 to directors and family companies at $.40 to $.50 per shares in May and November 1999;
                             518,000 shares to Canadian citizens at $.50 per share in April 1999; and 6,000 shares to two U.S.
                             citizens at $.50 per share, in April 1999. The stock prices were determined by the board of directors, including those who bought stock personally or whose family companies bought stock.
                             The stock prices were determined by discounts of approximately 50% from market prices at the relevant times. Regulation S exemption from registration for Canadian citizens; section 4(2) for U.S. citizens. Complete information about the company and the stock offerings was provided to investors in the form of a private placement memorandum. No commissions were paid.

     (2)    For assets:      40,000 shares at $.50 to a Canadian citizen for a
                             truck in May 1999, as determined by the board of directors applying a discount of approximately 50% to the market price for the stock at the time; and 1,000 shares to a U.S. citizen for computer software in July 1999. Regulation S for Canadian citizen; section 4(2) for U.S. citizen. No commissions were paid.

     (3)    For Services:    In August 1999, 32,121 restricted common shares at
                             $.50 per share for $16,061 of services from a nonaffiliate vendor, in section 4(2) transaction, five U.S. citizens received stock. The stock price was determined by the board of directors, applying a discount of approximately 55% to the market prices for the stock at the time. Regulation S for Canadian citizens. Section 4(2) for U.S. citizens.
                             Complete information about the company was provided to these individuals. No commissions were paid.

     C.     2000.
     (1)                     1,119,009 restricted common shares:
                             In March 2000, 495,460 restricted common shares for cash to Canadians and their family companies, at $0.75 per share, including directors and their family companies, and 4,540 restricted common shares to a U.S. citizen employee at 0.75 per share, under Regulation S (for Canadians and family companies) and a U.S. citizen employee under section 4(2). The stock prices were determined by the board of directors, including those who bought stock personally or whose family companies bought stock. The stock prices were determined by discounts of approximately 50% from market prices at the relevant times. These shares were at discounts of 50% from market prices at the time on November 24, 2000, 300,000 to lender on exercise of option (in connection with loan agreement) at $.5156 per share in cash, plus another 45,000 shares as loan fee to this lender, under Regulation S; in September and October 2000, 74,009 shares at $1.50 per share to seven Canadian citizens and one Italian citizen, under Regulation S; on July 3, 2000, 200,000 shares to two U.S. citizens for their proprietary extraction technology, at $1.50 per share, in August 2000. Complete information about the company was provided to each of these individuals. No commissions were paid.


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     D.     2001:
     (1)    For cash:        In August and September, 2001, a total of 82,888
                             shares to three Canadian investors and a private company owned and controlled by Canadian residents for $65,916 (an average share price of $0.80 per share, representing a discount of approximately 8% from market prices). These shares were sold pursuant to the exemption provided by Regulation S of the 1933 Act. Complete information about the company was provided to these investors. No commissions were paid.

                             On October 2, 2001, 20,000 restricted shares to a Canadian investor for $10,000 ($0.50 per share, representing a discount of approximately 50% from market prices, as determined by the board of directors). These shares were sold pursuant to the exemption provided by Regulation S of the 1933 Act. Complete information about the company was provided to this investor. December 12, 2001, 40,000 restricted shares to a Canadian investor for $14,000 ($0.35 per share, representing a discount of approximately 50% from market prices). Complete information about the company was provided to this investor. These shares and warrants were sold pursuant to the exemption provided by Regulation S of the 1933 Act.

     (2)    For services:    In October 2001, 75,757 restricted common shares to
                             Dutchess Private Equities Fund L.P., 227,272 restricted common shares to Dutchess Advisors, Ltd., as inducements for execution of Investment
                             Agreement between issuer and Dutchess Fund and DRH
                             Investment Company, LLC. 303,030 restricted common shares to May Davis Group, Inc., a securities broker-dealer, as a placement fee in connection with the Investment Agreement. 37,000 shares to Joseph B. LaRocco, attorney for Dutchess Fund and
                             DRH Investment Company, LLC in connection with the Investment Agreement, for legal services to such entities, which the issuer agreed to pay pursuant to the Investment Agreement.

     E.     2002

            For cash:        On January 8, 2002, 36,000 restricted common shares
                             to three investors (one Canadian resident, and two private companies controlled and owned by Canadian residents) for $12,600 cash ($0.35 per share, representing a discount of approximately 50% from market price). These investors also were issued warrants to purchase 36,000 additional restricted shares, at a price of $0.35 per share; the warrants will expire January 8, 2004. On February 11, 2002,
                             10,000 restricted common shares to one investor (a
                             Canadian resident) for $3,500 cash ($0.35 per share, representing a discount of approximately 50% from market price). This investor also was issued warrants to purchase 10,000 additional restricted shares, at a price of $0.35 per share; the warrants will expire February 11, 2004. Complete information about the company was provided to these investors.
                             These shares and warrants were sold pursuant to the exemption provided by Regulation S of the 1933 Act.

            Debt payment:    On January 31, 2002, 309,677 restricted common
                             shares to lender (First Colony Merchant) for payment of interest on debt ($48,000).

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     No general solicitation or advertising was used in the preceding transactions, and all investors supplied information which the issuer believed qualified such investors as sophisticated investors or accredited investors. Stop transfer instructions were issued to the issuer's transfer agent for the securities as "restricted" under rule 144.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

EXHIBIT NO.           TITLE OF EXHIBIT
-----------           ----------------

Exhibit 3.0           Articles of Incorporation.....................................*

Exhibit 3.1           Amendment to the Articles of Incorporation....................*

Exhibit 3.2           By-Laws.......................................................*

Exhibit 5.0           Opinion re legality.........................................***

Exhibit 10.0          Joint Venture Agreement between Robin Schwarz,
                      Aylward Schwarz, S&S Mining, a Nevada Corporation,
                      and Can-Cal Resources Ltd. ...................................*

Exhibit 10.1          Mining Lease Agreement between Can-Cal Resources Ltd.
                      and Twin Mountain Rock Venture dated May 1, 1998 .............*

Exhibit 10.2          Loan Agreement between Owen Sequoia, Inc.
                      and Can-Cal Resources Ltd. ...................................*

Exhibit 10.3          Amendment to Loan Agreement dated June 9, 1998................*

Exhibit 10.4          Second Amendment to Loan Agreement ...........................*

Exhibit 10.5          Deed of Trust, Security Agreement, Financing Statement,
                      and Fixture Filing with Assignment of Rents ..................*

Exhibit 10.6          Lease and Purchase Option Agreement dated March 12, 1998
                      between Arthur James Good and Wanda Mae Good
                      and Can-Cal Resources Ltd.....................................*

Exhibit 10.7          Left blank - no exhibit filed.

Exhibit 10.8          Quit Claim Deed from Aurum, LLC to Can-Cal Resources Ltd......*

Exhibit 10.9          Agreement between Tyro, Inc., Dean Willman,
                      Roland S. Ericsson, and Can-Cal Resources Ltd. ...............*

Exhibit 10.10         Promissory Notes to directors and Robin Schwarz..............**

Exhibit 10.11- 10.12  Left blank - no exhibit filed.


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



Exhibit 10.13         Agreement between Can-Cal Resources Ltd.,
                      Cameron Miller and James R. Ardoin, dated December 6, 1999 ...*

Exhibit 10.14         Loan Agreement between First Colony Merchant,
                      Tobian Trading Limited and Can-Cal Resources Ltd.
                      (f/y 2000 loan, second lender on Pisgah property) ............*

Exhibit 10.15         Deed of Trust Security Agreement, Financial
                      Statement and Fixture Filing with Assignment of Rents ........*

Exhibit 10.16         Option Agreement with Lender..................................*

Exhibit 10.17         Written notice to exercise option.............................*

Exhibit 10.18         Agreement between Can-Cal Resources Ltd. and
                      Consultant Bruce Ballantyne ..................................*

Exhibit 10.19         Forbearance Agreement with Lender
                      (first lender on Pisgah property) ............................*

Exhibit 10.20         Forbearance Agreement with Lender
                      (second lender on Pisgah property) ...........................*

Exhibit 10.20(a)      Amendment to Forbearance Agreement with Lender
                      (second lender on Forbearance Agreement).....................**

Exhibit 10.21         Investment Agreement (Dutchess Private Equities Fund
                      and DRH Investment Company, LLC) .............................*

Exhibit 10.22         Registration Rights Agreement
                      (for Investment Agreement transaction) .......................*

Exhibit 10.23         Escrow Agreement (for future transactions
                      under Investment Agreement) ..................................*

Exhibit 10.24         National Financial Communications Corp.
                      Consulting Agreement (Public Relations Agreement) ............*

Exhibit 10.25         Amendment to National Financial
                      Communications Corp. Consulting Agreement...................***

Exhibit 23.0          Consent of Independent Auditors (Murphy, Bennington & Co.) ..71

Exhibit 23.1          Consent of Counsel (with Exhibit 5.0).......................***

*     Previously filed.
**    Filed with Amendment No. 1.
***   Filed with Amendment No.  2.



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                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada, on April 18, 2002.


                                            CAN-CAL RESOURCES LTD.
                                            (Registrant)

Date: April 18, 2002.                  By:      /s/    Ronald D.  Sloan
                                            ------------------------------------
                                            Ronald D. Sloan,
                                            President, Treasurer,
                                            Chief Operating Officer,
                                            Director and Chairman


Date: April 18, 2002.                  By:      /s/    John Brian Wolfe
                                            ------------------------------------
                                            John Brian Wolfe,
                                            Secretary, Director


Date: April 18, 2002.                  By:     /s/   James Dacyszyn
                                            ------------------------------------
                                            James Dacyszyn, Director

Date: April 18, 2002.                  By:      /s/    Barry E.  Amies
                                            ------------------------------------
                                            Barry E. Amies,
                                            Vice President, Director

                              --------------------
                                   PROSPECTUS
                              --------------------


                                April _____, 2002


     No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in the prospectus with respect to the offering made hereby. This prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of our company since the date hereof.


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